Exhibit 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

LEAF COMMERCIAL CAPITAL, INC.,

LEAF FINANCIAL CORPORATION,

RESOURCE TRS, INC.,

RESOURCE CAPITAL CORP.,

RESOURCE AMERICA, INC.

AND

THE PURCHASERS IDENTIFIED HEREIN

Dated as of November 16, 2011

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of November 16, 2011, by and among LEAF COMMERCIAL CAPITAL, INC., a Delaware corporation (the “Company”), LEAF FINANCIAL CORPORATION, a Delaware corporation (“LFC”), RESOURCE TRS, INC., a Delaware corporation (“TRS”),  RESOURCE CAPITAL CORP., a Maryland real estate investment trust (“RCC” and, together with TRS, the “RCC Parties”), RESOURCE AMERICA, INC., a Delaware corporation (“Resource America”), and each of the parties identified on Schedule A hereto (the “Purchasers”), each of them individually and two or more of them collectively referred to as a “Party” or the “Parties”.

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase, the number of shares of the Company’s Series A Preferred Stock (as defined below) set forth opposite each Purchaser’s name on Schedule A hereto, upon the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

“2010-2 Indenture” means the Indenture, dated May 3, 2010, between LRF 3 and U.S. Bank National Association, as the same may be amended, modified, supplemented or restated from time to time.

“2010-2 Servicing Payments” has the meaning set forth in Section 6.8(a) hereof.

“2010-2 Servicing Agreement” means the Servicing Agreement, dated May 3, 2010, by and among LFC, TRS, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), LRF 3 and U.S. Bank National Association, as the same may be amended, modified, supplemented or restated from time to time.

“Affiliate” means, with respect to any Person: (a) a director, manager, officer, partner, member, beneficiary or equity holder (whether direct or indirect) of such Person; (b) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director, manager or executive officer of such Person); and (c) any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amended and Restated Call Option Agreement” means the Amended and Restated Call Option Agreement to be entered into among the Company and the Management Parties.

 “Amended and Restated Non-Competition, Non-Solicitation and Confidentiality Agreements” means the Amended and Restated Non-Competition, Non-Solicitation and Confidentiality Agreements to be entered into between the Company and each of the individuals agreed by the Parties.

“Amended and Restated Non-Solicitation and Confidentiality Agreement” means the Amended and Restated Non-Solicitation and Confidentiality Agreements to be entered into between the Company and each of the individuals agreed by the Parties.

“Amended and Restated Sub-Servicing Agreement” means the Amended and Restated Sub-Servicing Agreement to be entered into by and among the Company, LFC and TRS.

“Announcement” has the meaning set forth in Section 6.1 hereof.

“Assumed Liabilities” has the meaning ascribed to such term in the Contribution Agreement.

“Assumed Obligations” has the meaning ascribed to such term in the Contribution Agreement.

“Auditor” means either (a) the Company’s independent auditors or (b) an independent accounting firm selected by the board of directors of the Company (including at least one Eos Director).

“Beneficial Ownership” has the meaning ascribed to it in Rule 13d-3 under the Exchange Act of 1934, as amended.

“Benefit Plan” means each plan, fund, program, agreement or arrangement (a) maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any Liability and (b) which provides employee benefits  to or for the remuneration, direct or indirect, of employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees (or any beneficiaries or dependents thereof) of the Company or any of its Subsidiaries or any Person that together with the Company or any of its Subsidiaries would be deemed a single employer pursuant to Section 414 of the Code (whether written or oral), including, without limitation, each “welfare” plan (within the meaning of Section 3(1) of ERISA) and each “pension” plan (within the meaning of Section 3(2) of ERISA).

“Business Day” means any date that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cash Value of LRF 3 Leases” means, as of any Test Date, the sum of (i) the equity value of LRF 3 as reflected on any Test Date Balance Sheet and (ii) any amounts paid or distributed via a dividend by LRF 3 to the Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

 “Certificate of Designations” means the Certificate of Designations of Series C Redeemable Preferred Stock of the Company, substantially in the form attached hereto as Exhibit A.

“Change in Control” means, directly or indirectly, with respect to a Person, the acquisition by another Person (who is not an Affiliate of such first Person) of (A) 50% or more of the consolidated assets of such first Person or (B) Beneficial Ownership of capital stock or other equity or voting interests representing 50% or more of the voting power of all outstanding capital stock of or other equity or voting interests in such first Person.

“Claims Period” means the period during which a claim for indemnification under Article X hereof may be asserted thereunder by an Indemnified Party.

“Closing” has the meaning set forth in Article IX hereof.

“Closing Date” has the meaning set forth in Article IX hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Ancillary Documents” has the meaning set forth in Section 3.1(a) hereof.

“Company Deductible” has the meaning set forth in Section 10.2(f)(i) hereof.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.3 and 3.5(a) (solely with respect to the Company’s Financing Contracts and the Intellectual Property) hereof.

“Company General Representations” means the representations and warranties of the Company set forth in Article III hereof, other than the (i) representations and warranties set forth in Sections 3.12 and 3.14 hereof (solely as they relate to the Contributed Financing Contracts) and (ii) Company Fundamental Representations.

“Company Parties” means the Company, LFC, the RCC Parties and Resource America.

“Confidential Information” means non-public information concerning the Company’s or any of its Subsidiaries’ financial data, strategic business plans, proprietary product data, customer lists, Customer Information, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans and other material non-public, proprietary and confidential information of the Company or any of its Subsidiaries that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company or any of its Subsidiaries to others not subject to confidentiality agreements.

“Contract” means any written or oral contract, agreement, purchase order, commitment, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license, including customer contracts, customer orders and backlog, royalty and license agreements and rights, purchase agreements and rights to use technology owned by others.

“Contributed Financing Contracts” means the LEAF Financing Contracts, the LRF 3 Financing Contracts and the RCC Financing Contracts.

“Contribution Agreement” means the Transfer and Contribution Agreement, dated as of January 4, 2011, by and among the Company, LFC, the RCC Parties and the Management Parties thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Contribution Agreement Amendment” means the amendment to the Contribution Agreement.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.  For the avoidance of doubt, LFC controls the LEAF Funds.

“Controlled Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, is Controlled by such first Person.  For the avoidance of doubt, none of the LEAF Funds are Controlled Affiliates of LFC.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Right.

“Credit Policies and Procedures” has the meaning set forth in Section 3.32 hereof.

“Customer Information” means all non-public records, books, reports, data and other information concerning customers.

“DeMent Amended and Restated Employment Agreement” means the Amended and Restated Employment Agreement to be entered into between the Company and Crit DeMent.

“Direct Claim” has the meaning set forth in Section 10.2(e)(iii) hereof.

“Due Diligence Memorandum” means that certain document delivered by the Company to the Purchasers in connection with the due diligence performed by the Purchasers and any updates to such document such that the Due Diligence Memorandum is true and accurate as of the Closing Date.

“Employment Laws” has the meaning set forth in Section 3.21(k) hereof.

“Environmental Laws” means any federal, state, local or foreign Law (including common law), Order, Permit or governmental license or restriction or any agreement with any Governmental Entity or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means and includes any Losses, Liabilities or obligations of any kind relating to (a) the failure or alleged failure to comply with all applicable Environmental Laws in connection with the operation of the business, (b) any unfulfilled remedial obligation imposed under applicable Environmental Laws or Contracts (including surface and subsurface restoration) or (c) any other alleged or potential Liability arising under applicable Environmental Laws.

“Eos Directors” has the meaning ascribed to such term in the Stockholders’ Agreement.

“Eos Warrants” means the Warrants to purchase Common Stock issued by the Company to the Purchasers.

“Equipment” has the meaning set forth in Section 3.20(a) hereof.

“Equity Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person and all securities convertible into or exchangeable for shares of capital stock of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from Person shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise and (b) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).

“Equity Securities” has the meaning ascribed to such term in the Stockholders’ Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Test Date” has the meaning set forth in Section 6.5 hereof.

“Financing Contract” means any loan or lease related to equipment or other property, including the Contributed Financing Contracts and the New Financing Contracts.

“Financial Statements” has the meaning set forth in Section 3.6(a) hereof.

“furnished” means, with respect to any document, that such document was either delivered to the Purchasers by the Company prior to the date of this Agreement or was otherwise made available.

“GAAP” means generally accepted accounting principles employed in the United States.

“Governmental Entity” means any national, federal, state, local or foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Guggenheim Indenture” means the Indenture, dated as of December 5, 2010, by and among LEAF Capital Funding SPE A, LLC, U.S. Bank National Association and Guggenheim Securities, LLC.

“Guggenheim Warrant Amendment” means the amendment to the Warrant to purchase Common Stock issued by the Company to Guggenheim Securities, LLC.

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, radioactive material, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any of its Subsidiaries is in any way governed by or subject to any applicable Environmental Law.

“Indebtedness” means, without duplication, (a) all indebtedness of the Company or any of its Subsidiaries for borrowed money and all accrued interest thereon (other than accounts payable in the ordinary course of business that are not more than ninety (90) calendar days outstanding), including indebtedness arising from loans, advances, letters of credit, surety bonds and obligations related thereto, (b) all obligations of the Company or any of its Subsidiaries for the deferred purchase price of assets, property or services (other than operating or other leases of property (except as set forth in (d)), trade payables and other non-ordinary course third-party payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business), (c) all obligations of the Company or any of its Subsidiaries evidenced by notes, bonds, debentures, hedging and swap arrangements or Contracts or other similar instruments (other than trade payables, accrued expenses and Liabilities to current and/or former employees incurred in the ordinary course of business), (d) all capital lease obligations of the Company or any of its Subsidiaries, (e) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (d) above (except as set forth in (a) above) through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness and (f) all Indebtedness of others of the type referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries.

“Indemnification Agreements” means the Indemnification Agreements to be entered into by the Company and each of the Eos Directors, the RCC Directors, the Management Director and the Independent Director (each as defined in the Stockholders Agreement) at the Closing.

“Indemnified Party” has the meaning set forth in Section 10.2(e)(i) hereof.

“Indemnifying Party” has the meaning set forth in Section 10.2(e)(i) hereof.

“Independent Director” has the meaning ascribed to such term in the Stockholders’ Agreement.

“Intellectual Property” means the Intellectual Property Rights which are used or useful in the business and which are used by the Company or any of its Subsidiaries.

“Intellectual Property Rights” means all (a) domestic and foreign trademarks, service marks, service names, trade names, trade dress, fictitious business names (d/b/a’s), telephone numbers, commercial symbols, logos, and slogans, internet domains and URLs, registered user names, and all goodwill associated with any of the foregoing (collectively, “Marks”), (b) patents, including all divisionals, continuations, continuations-in-part, extensions, substitutions, renewals, reexaminations, reissues, additions, any supplementary certificates of protection of or to any of the foregoing, and any registrations or applications for registration of any of the foregoing (collectively, “Patents”), (c) copyrights and any works of authorship, including literary works and all forms of software (whether in source code, object code, firmware, development tools, files, records, or data), marketing materials, advertising, all documentation related to any of the foregoing, and any registrations or applications for registration of any of the foregoing (collectively, “Copyrights”), (d) trade secrets, technology, industrial and other designs, inventions, discoveries, improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information and documentation, customer and client information, client and customer lists, franchises, plans, advertising records, techniques, methods, instructions, research records, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, data, research, whether or not patentable or copyrightable, including all chemical, biochemical, toxicological, and material and information and data relating thereto and formulation, analytical and stability information and data, and any other information which has actual or potential commercial value and is not available in the public domain, and any registrations or applications for registration of any of the foregoing (collectively, “Technology”), and (e) and all other going concern value, intellectual property or  proprietary right, whether or not subject to statutory registration or protection (collectively, “Other IP Rights”).

“Insurance Subsidiary” means Commerce Square Equipment Reinsurance Co. Ltd.

“Investor Shares” has the meaning ascribed to such term in the Stockholders’ Agreement.

“IPO” has the meaning ascribed to such term in the Restated Certificate.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of any Person means, except as otherwise expressly modified in this Agreement, (a) the actual knowledge of such Person and (b) that knowledge which should have been acquired by such Person after making reasonable inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs.  When used in the case of the Company, the term “Knowledge” shall include the Knowledge of those individuals set forth on Schedule B.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a) hereof.

 “Latest Balance Sheet Date” has the meaning set forth in Section 3.6(a) hereof.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order, award or decree of any Governmental Entity, arbitrator or any self-regulatory organization.

“LEAF Financing Contract” has the meaning assigned to it in the Contribution Agreement.

“LEAF Funding” means LEAF Funding, Inc., a Delaware corporation.

“LEAF Funds” means (i) Lease Equity Appreciation Fund I, L.P., a Delaware limited partnership, (ii) Lease Equity Appreciation Fund II, L.P., a Delaware limited partnership, (iii) LEAF Equipment Finance Fund 4, L.P., a Delaware limited partnership, (iv) LEAF Equipment Leasing Income Fund III, L.P. a Delaware limited partnership, (v) LEAF Commercial Finance Fund, LLC, a Delaware limited liability company, and (vi) any other Person for which LFC is the general partner, manager or serves in a similar capacity or any Subsidiaries of any of the foregoing.

“LEAF Transferred Subsidiary” has the meaning assigned to it in the Contribution Agreement.

“Leased Real Property” has the meaning set forth in Section 3.4(a) hereof.

“LFC” has the meaning set forth in the introductory paragraph hereto.

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined, determinable or otherwise, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset,including any voting or other transfer restrictions, options, right of first refusal, encroachment, easement or other claim.  Without limiting the generality of the foregoing, for the purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” of any Person means any and all losses (including a diminution in value of assets or Equity Interests), claims, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees, litigation expenses and other costs of investigation or defense) and assessments incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Article X hereof, but excluding any (i) consequential damages, (ii) special damages, (iii) lost profits, (iv) punitive or exemplary damages, (v) damages to reputation or loss of goodwill and (vi) damages not a natural, probable and reasonably foreseeable consequence of a breach; provided, however, that the Losses of any Person in respect of any Third Party Claim shall be the amount awarded or otherwise paid to such Person in respect of such Third Party Claim (including any (i) consequential damages, (ii) special damages, (iii) lost profits, (iv) punitive or exemplary damages, (v) damages to reputation or loss of goodwill and (vi) damages not a natural, probable and reasonably foreseeable consequence of a breach).

“LRF 3” means LEAF Receivables Funding 3, LLC, a Delaware limited liability company.

“LRF 3 Financing Contract” has the meaning assigned to “LRF Financing Contract” in the Contribution Agreement.

“LRF 3 Servicing Assignment” means the assignment of the Servicing Agreement among LFC, TRS, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), LRF 3 and U.S. Bank National Association.

“made available” means, with respect to any document, that such document was in the electronic data room at the close of business two calendar days prior to the date of this Agreement.

“Management Consulting Agreement” means the Management Consulting Agreement to be entered into by the Company and Eos Management, L.P. at the Closing.

“Management Director” has the meaning ascribed to such term in the Stockholders’ Agreement.

“Management Parties” has the meaning ascribed to such term in the Contribution Agreement.

“Management Rights Agreements” means the Management Rights Agreements to be entered into by the Company and each of Eos Capital Partners III, L.P. and Eos Capital Partners IV, L.P. at the Closing.

“Marks” has the meaning set forth in the definition of “Intellectual Property Right”.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any change in Laws (other than changes in regulatory conditions affecting the industry in which the Company operates) or GAAP or the interpretations thereof by a Governmental Entity shall not be deemed to constitute a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.11(a) hereof.

“Moberly Property” means the building located at 1720A Crete Street, Moberly, Missouri and the land on which such building sits.

“New Financing Contract” means any Financing Contract originated or acquired by the Company or a Subsidiary of the Company since the Company’s or such Subsidiary’s incorporation or formation and held by the Company or such Subsidiary on the date of this Agreement, excluding any Contributed Financing Contracts.

“Non-Company Parties” means each of LFC, the RCC Parties and Resource America.

“Non-Company Parties Ancillary Documents” has the meaning set forth in Section 4.2 hereof.

“Non-Company Party Representations” means the representations and warranties of the Non-Company Parties set forth in Sections 4.1, 4.2, 4.3 and 4.4 hereof.

“Orders” means any judgment, writ, decree, compliance agreement, injunction or judicial or administrative order and any legally binding determination of any Governmental Entity or arbitrator.

“Origination Parameters” has the meaning set forth in Section 3.33 hereof.

“Other IP Rights” has the meaning set forth in the definition of “Intellectual Property Right”.

“Party” or Parties” has the meaning set forth in the introductory paragraph hereto.

“Patents” has the meaning set forth in the definition of “Intellectual Property Right”.

“Payables Test Date” has the meaning set forth in Section 6.4 hereof.

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including certificates of need, construction and operation permits and safety certificates), exemptions, classifications, registrations, variances and similar documents, applications, rights obtained, or required to be obtained, from Governmental Entity.

“Permitted Debt Investment” means an investment in the debt securities of any Person engaged in the Subject Business, so long as such investment does not provide the investor or its Affiliates with Control of such Person or its Affiliates; provided, however, that to the extent the debt securities of such Person are convertible into equity securities of such Person or participate in any way with the equity securities of such Person, such investment will be a Permitted Debt Investment only if (i) no more than 10% of such Person’s total consolidated revenues in the last fiscal year ending or the trailing twelve months prior to the closing date of such investment are directly attributable to the Subject Business and (ii) so long as no more than 10% of such Person’s total projected consolidated revenues for the following fiscal year beginning on the closing date of such investment are directly attributable to the Subject Business.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (c) minor defects in title, easements, permits, restrictive covenants and any other similar encumbrances of record that, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of the Company or any of its Subsidiaries to use the encumbered property or asset in the conduct of their respective businesses.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pooled Investment Vehicle” has the meaning ascribed to it in Rule 206(4)-8 under the Investment Advisers Act of 1940, as amended.

“Portfolio Property” means any asset with respect to which the Company or a Subsidiary of the Company is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Financing Contract (whether initially or as an assignee).

“Proceedings” means actions, suits, claims, reviews, audits and investigations and legal, administrative or arbitration proceedings.

“Pro Forma Balance Sheet” has the meaning set forth in Section 3.6(a) hereof.

“Properties” (or individually, a “Property”) means all assets and properties, whether real property, personal property, mixed or contractual property interests, fixtures or other interests, whether tangible or intangible, whether owned, leased or licensed.

“Purchased Shares” has the meaning set forth in Section 2.1 hereof.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchasers set forth in Sections 5.1, 5.2, 5.3 and 5.4 hereof.

“Purchaser Representations” means the representations and warranties of the Purchasers set forth in Article V hereof.

“Purchaser Ancillary Documents” has the meaning set forth in Section 5.2.

“Purchaser Deductible” has the meaning set forth in Section 10.2(f)(iii) hereof.

“Purchaser Group” means the Purchasers and their respective successors and assigns, and each of their respective officers, directors, managers, employees, representatives and Affiliates.

“Purchasers” has the meaning set forth in the introductory paragraph hereto.

“RCC” has the meaning set forth in the introductory paragraph hereto.

“RCC Directors” has the meaning ascribed to such term in the Stockholders’ Agreement.

“RCC Financing Contract” has the meaning assigned to it in the Contribution Agreement.

“RCC Parties” has the meaning set forth in the introductory paragraph hereto.

“RCC Past Due Payables” means all accounts payable of the Company and LFC that were greater than 45 calendar days past due as of the effective date of the Contribution Agreement.

“Receivables” means the accounts receivable and other receivables related to the business of the Company and its Subsidiaries as of the Latest Balance Sheet Date.

“Reference Test Date Payment” has the meaning set forth in Section 6.5 hereof.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the stockholders of the Company identified therein at the Closing.

“Related Documents” means

(i)              the DeMent Amended and Restated Employment Agreement;

(ii)             the Amended and Restated Non-Solicitation and Confidentiality Agreement;

(iii)            the Amended and Restated Non-Competition, Non-Solicitation and Confidentiality Agreement;

(iv)            the Stockholders’ Agreement;

(v)             the Management Consulting Agreement;

(vi)            the Management Rights Agreements;

(vii)           the Indemnification Agreements;

(viii)          the Servicing Fees Funds Flow Letter;

(ix)            the Company Ancillary Documents;

(x)             the Contribution Agreement Amendment;

(xi)            the Amended and Restated Call Option Agreement;

(xii)           the Registration Rights Agreement;

(xiii)          the Transition Services Agreement Termination;

(xiv)          the TRS Exchange Agreement;

(xv)           the TRS Warrant Termination;

(xvi)          the Eos Warrants;

(xvii)         the Guggenheim Warrant Amendment;

(xviii)        the Shared Services Agreement;

(xix)          the Trademark Assignment;

(xx)           the Trademark License Agreement;

(xxi)          the Amended and Restated Sub-Servicing Agreement;

(xxii)         the Purchaser Ancillary Documents; and

(xxiii)        each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated by this Agreement.

“Residual” means, with respect to any item of Portfolio Property, its estimated value upon expiration of the Financing Contract to which it is subject, as determined by a Transferor, the Company or a Subsidiary of the Company, as applicable, and established on its books and records at the inception of such Financing Contract.

“Resource America” has the meaning set forth in the introductory paragraph hereto.

“Resource Obligations” has the meaning set forth in Section 3.6(b) hereof.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company.

“Restricted Period” has the meaning set forth in Section 6.7(c) hereof.

“Revolving Facility” means any indenture, credit agreement, loan agreement or other agreement for the borrowing of money, the proceeds of which are, or were, used by the Company, any of the LEAF Funds or any of their Subsidiaries to originate or acquire Financing Contracts or to refinance any borrowing of money the proceeds of which were used by the Company, any of the LEAF Funds or any of their Subsidiaries to originate or acquire Financing Contracts.

“REXI/LFC Deductible” has the meaning set forth in Section 10.2(f)(ii) hereof.

“SCRA” means the Servicemembers Civil Relief Act of 2003, as amended.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Securitization” means any offering of notes, secured by and payable from assets consisting primarily of Financing Contracts, made by the Company, TRS, any of the LEAF Funds or any of their Subsidiaries.

“Series A Preferred Stock” means the Company’s Series A Participating Preferred Stock, $0.001 par value per share.

“Series B Preferred Stock” has the meaning set forth in Section 3.1(c) hereof.

“Series C Preferred Stock” means the Series C Redeemable Preferred Stock to be authorized by the Company pursuant to the Certificate of Designations.

“Series D Preferred Stock” has the meaning set forth in Section 3.1(c) hereof.

“Servicing Agreement” means each agreement obligating the Company or one of its Subsidiaries to provide services in connection with leases or loans, whether as a servicer or sub-servicer, including all Servicing Contracts (as defined in the Amended and Restated Sub-Servicing Agreement).

“Servicing Fees Funds Flow Letter” means the letter agreement among the Company, LFC, each of the LEAF Funds and any other relevant parties setting forth the flow of the servicing fees with respect to the Securitizations and Revolving Facilities that are connected with any of the LEAF Funds.

“Servicing Fee Shortfall” has the meaning set forth in Section 6.6 hereof.

“Shared Services Agreement” means the Shared Services Agreement to be entered into between the Company and Resource America.

“Statutory Representations” means the representations and warranties of the Company set forth in Sections 3.16 and 3.24 hereof.

“Stockholders’ Agreement” means the Stockholders’ Agreement of the Company to be entered into by the parties identified therein at the Closing.

“Subject Business” means the business of originating, acquiring and servicing leases, loans or notes that are used to finance commercial and industrial equipment for businesses in the United States, with an average transaction size of $250,000 or less.

“Sub-Servicing Agreement” means the Sub-Servicing Agreement, dated as of January 4, 2011, by and between the Company and LFC.

“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person; provided that the Parties acknowledge and agree that the LEAF Funds are not a “Subsidiary” of any Person for purposes of this Agreement.

“Tax Return” shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, unclaimed property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Technology” has the meaning set forth in the definition of “Intellectual Property Right”.

“Test Date” has the meaning set forth in Section 6.5 hereof.

“Test Date Deficit” has the meaning set forth in Section 6.5 hereof.

“Test Date Balance Sheet” has the meaning set forth in Section 6.5 hereof.

“Test Date Payment” has the meaning set forth in Section 6.5 hereof.

“Test Date Statement” has the meaning set forth in Section 6.5 hereof.

“Third Party Claim” has the meaning set forth in Section 10.2(e)(i) hereof.

“Top Vendors” has the meaning set forth in Section 3.20(a) hereof.

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement.

“Trademark Assignment” means the Trademark Assignment by and between the Company and LFC.

“Trademark License Agreement” means the Trademark License Agreement to be entered into by and between the Company and LFC.

“Transferor” means LFC, RCC and any Subsidiary of LFC or RCC that contributed or transferred a Contributed Financing Contract pursuant to the Contribution Agreement.

“Transition Services Agreement Termination” means the termination of the Transition Services Agreement to be entered into by and between the Company and LFC.

“TRS” has the meaning set forth in the introductory paragraph hereto.

“TRS Exchange Agreement” means the Exchange Agreement to be entered into by and between the Company and TRS.

“TRS Warrant Termination” means the termination of the Warrant to purchase Common Stock issued by the Company to TRS.

“UCC” means the Uniform Commercial Code as then in effect in the State of New York, or where the context otherwise requires, the jurisdiction the law of which governs the perfection or priority of any applicable security interest.

“Unpaid RCC Past Due Payables Amount” has the meaning set forth in Section 6.4 hereof.

ARTICLE II
PURCHASE AND SALE

Section 2.1.                      Purchase of the Purchased Shares.

Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell to each Purchaser, free and clear of all Liens (other than those arising under the Stockholders’ Agreement), and each Purchaser agrees, severally and not jointly, to purchase from the Company, the number of shares of Series A Preferred Stock set forth opposite such Purchaser’s name on Schedule A hereto (the “Purchased Shares”).

Section 2.2.                      Purchase Price.

In full consideration for the issuance of the Purchased Shares, at the Closing, each Purchaser shall pay to the Company an aggregate amount equal to the amount set forth opposite such Purchaser’s name on Schedule A hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY AND ITS SUBSIDIARIES

The Company hereby represents and warrants:

Section 3.1.                      Organization; Authorization; Subsidiaries.

(a)           The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure be so qualified or licensed, individually or in the aggregate, has not been or would not reasonably be expected to be materially adverse to the Company or its Subsidiaries.  The Company has furnished to the Purchasers true, correct and complete copies of the Company’s organizational documents as currently in effect, and the Company’s record books with respect to actions taken by its officers, stockholders and directors.  The Company has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this

Agreement (collectively, the “Company Ancillary Documents”) and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Company Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Company.  This Agreement and the Company Ancillary Documents have been duly executed and delivered by the Company, and do constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

(b)           Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, incorporation or formation, as the case may be, set forth on Schedule 3.1(b) of the Due Diligence Memorandum.  Each of the Company’s Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company’s Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  The Company has furnished to the Purchasers true, correct and complete copies of each of the Company’s Subsidiaries’ organizational documents as currently in effect and each of the Company’s Subsidiaries’ record books with respect to actions taken by its officers, members, stockholders, directors and managers, as the case may be.

(c)           The authorized capital stock of the Company, immediately prior to the Closing and after giving effect to the filing and effectiveness of the Restated Certificate, consists of (i) 200,000 shares of Common Stock and (ii) 138,577 shares of preferred stock, $0.001 par value per share, (w) 81,341 shares of which are designated Series A Preferred Stock, (x) 4,872 shares, of which are designated Series B Redeemable Preferred Stock (the “Series B Preferred Stock”), (y) 2,364 shares of which are designated as Series D Redeemable Preferred Stock (the “Series D Preferred Stock”) and (z) 50,000 shares of which are available for designation in one or more classes or series.  The rights, privileges, preferences and restrictions of the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock are as stated in the Restated Certificate.   Such rights, privileges, preferences and restrictions are valid, binding and enforceable and in accordance with all applicable Laws.  Immediately prior to the Closing and after giving effect to the filing and effectiveness of the Restated Certificate and the transactions contemplated by the TRS Exchange Agreement, there are validly issued and outstanding, fully paid and nonassessable, 23,391 shares of Common Stock, 31,341 shares of Series A Preferred Stock, 4,872 shares of Series B Preferred Stock and 2,364 shares of Series D Preferred Stock.  None of the Equity Securities of the Company were issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  The Company has duly and validly reserved 93,991 shares of Common Stock for issuance upon (i) the conversion of the Series A Preferred Stock, (ii) the exercise of the Eos Warrant, (iii) the exercise of the Guggenheim Warrant and (iv) the vesting of the restricted Common Stock.  When issued, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.  Immediately prior  to the Closing and after giving effect to the filing and effectiveness of the Restated Certificate, the stockholders of record and holders of subscriptions, warrants, options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire Equity Interests of the Company, and the number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and the number of such subscriptions, warrants, options, convertible securities and other such rights held by each, are as set forth on Schedule 3.1(c) of the Due Diligence Memorandum.  Other than as set forth on Schedule 3.1(c) of the Due Diligence Memorandum, there are no Equity Interests of the Company, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, calls, limited liability company interests or other Equity Interests or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of any Equity Interest of the Company.

(d)           Schedule 3.1(d) of the Due Diligence Memorandum sets forth, with respect to each of the Company’s Subsidiaries, the number of authorized Equity Interests, the number and class of Equity Interests thereof issued and outstanding, the names of all equity owners and the amount of equity owned by each equity owner.  All of the outstanding Equity Interests of the Company’s Subsidiaries were duly authorized for issuance, are validly issued, fully paid and nonassessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  Other than as set forth on Schedule 3.1(d) of the Due Diligence Memorandum, there are no Equity Interests of the Company’s Subsidiaries issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, calls, limited liability company interests or other Equity Interests or commitments of any character whatsoever to which either the Company or any of its Subsidiaries is a party or may be bound requiring the issuance or sale of any Equity Interests of any of the Company’s Subsidiaries.  Other than as set forth on Schedule 3.1(d) of the Due Diligence Memorandum, the Company does not own any Equity Interests in any other Person.

(e)           After giving effect to the transactions contemplated hereby, the outstanding Equity Interests of the Company will be as set forth on Schedule 3.1(e) of the Due Diligence Memorandum.  Upon issuance, the Purchased Shares will have been duly authorized, and will be validly issued, fully paid and nonassessable.  Upon consummation of the transactions contemplated by this Agreement, the Purchasers will have acquired the Purchased Shares from the Company free and clear of all Liens (other than those arising under the Stockholders’ Agreement).  The Purchased Shares will be issued in material compliance with all applicable U.S. federal and state securities laws, including available exemptions therefrom.

Section 3.2.                      Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement, the Company Ancillary Documents and any other Related Document, the consummation of the transactions contemplated by this Agreement, the Company Ancillary Documents and any other Related Document and the fulfillment of and compliance with the terms and conditions of this Agreement, the Company Ancillary Documents and any other Related Document do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any action, consent, approval, Order, authorization, registration, declaration or filing with respect to (a) any term or provision of the organizational documents of the Company, any of its Subsidiaries or any LEAF Fund, (b) any Material Contract, Permit or any Revolving Facility or Securitization, (c) any Order of any court or Governmental Entity or agency to which the Company, any of its Subsidiaries or any LEAF Fund is a party or by which any of their respective assets are bound or (d) any Permit, Law or arbitration award of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Company, any of its Subsidiaries or any LEAF Fund (other than in the case of clauses (b), (c) or (d), any such violations, conflicts, breaches, defaults, losses, accelerations, creations of rights, actions, consents, approvals, authorizations, registrations, declarations or filings that, individually or in the aggregate, have not been and would not be reasonably expected to be materially adverse to the Company or its Subsidiaries), nor shall the execution, delivery and performance of this Agreement, the Company Ancillary Documents and any other Related Document the consummation of the transactions contemplated by this Agreement, the Company Ancillary Documents and any other Related Document and the fulfillment of and compliance with the terms and conditions of this Agreement, Company Ancillary Documents and any other Related Document, trigger any options, rights of first refusal, rights of first offer, or claims under applicable maintenance of uniform interest provisions in joint operating agreements, or similar rights or restrictions.

Section 3.3.                      Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 3.3 of the Due Diligence Memorandum, neither the Company or any of its Subsidiaries nor any of their officers, directors, managers or employees of any of the foregoing has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement, the Company Ancillary Documents or any of the Related Documents.

Section 3.4.                      Facilities; Real Property.

(a)           Schedule 3.4(a) of the Due Diligence Memorandum sets forth a complete and accurate list and description of all parcels of real property leased by the Company or any of its Subsidiaries (together with all fixtures and improvements thereon, the “Leased Real Property”).  Except as set forth on Schedule 3.4(a) of the Due Diligence Memorandum, the Company or one of its Subsidiaries has a valid leasehold interest in the Leased Real Property, free and clear of any Liens, except for Permitted Liens.  The leases of the Leased Real Property are in full force and effect.  There does not exist under any such lease any material default or any event which with notice or lapse of time or both would constitute a material default.

(b)           Other than the Moberly Property, neither the Company nor any of its Subsidiaries owns, legally or beneficially, any real property.

(c)           The improvements on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.  There are no condemnation or appropriation or similar proceedings pending or, to the Knowledge of the Company, threatened against any Leased Real Property or the improvements thereon.

(d)           With respect to the Moberly Property:

(i)              no portion of the Moberly Property is subject to any condemnation or appropriation or similar proceedings, and to the Knowledge of the Company there is no threatened condemnation or appropriation or similar proceedings with respect to the Moberly Property;

(ii)              the improvements on the Moberly Property are generally in a good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used;

(iii)              there are no Contracts to which LFC, the Company or any of its Subsidiaries is a party granting to any other party the right of use or occupancy of any portion of the Moberly Property;

(iv)              there are no parties (other than LFC, the Company and its Subsidiaries) in possession of any portion of the Moberly Property; and

(v)              the Company owns, with good and marketable title, the Moberly Property, free and clear of all Liens, other than Permitted Liens, and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except (i) minor imperfections of title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

Section 3.5.                      Title to Assets; Related Matters.

(a)           Except as set forth on Schedule 3.5(a) of the Due Diligence Memorandum, the Company and its Subsidiaries have good, marketable and valid title to all of the Properties reflected in the Financial Statements as being owned by them, free and clear of all Liens, except for Permitted Liens.  Except as set forth on Schedule 3.5(a) of the Due Diligence Memorandum, the Company and its Subsidiaries have a valid and enforceable right to use all tangible items of personal property leased by or licensed to them (other than personal property subject to Financing Contracts), free and clear of all Liens, except for Permitted Liens.

(b)           The tangible assets of the Company and its Subsidiaries: (i) are generally in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted; (ii) are usable in the regular and ordinary course of business; and (iii) materially conform to all applicable Laws, ordinances, codes, rules and regulations applicable thereto.  No Person, other than the Company or one of its Subsidiaries owns any equipment or other tangible personal property or assets situated on its premises which are necessary to the operation of the business of the Company and its Subsidiaries, except for the leased items that are subject to personal property leases.  Schedule 3.5(b) of the Due Diligence Memorandum sets forth a true, correct and complete list of the fixed assets of the Company and its Subsidiaries reflected on the balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date.  The building, structures and equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner in which the business was operated by or through LFC or the RCC Parties, as applicable, prior to the effective date of the Contribution Agreement.

(c)           This Section 3.5 does not relate to intellectual property matters, which are the subject of Section 3.17 hereof.

Section 3.6.                      Financial Statements.

(a)           Schedule 3.6(a) of the Due Diligence Memorandum contains true, correct and complete copies of the unaudited consolidated balance sheet (the “Latest Balance Sheet”) of the Company and its Subsidiaries as of September 30, 2011 (the “Latest Balance Sheet Date”) and the related consolidated statements of income, changes in members’ capital and cash flows for the nine-month period then ended (collectively, the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in members’ capital and cash flows of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP, consistently applied and in accordance with past practices.  The Financial Statements are based on the books and records of the Company and its Subsidiaries (which are complete and accurate and have been maintained in accordance with GAAP).  The pro forma balance sheet of the Company and its Subsidiaries as of the date hereof after giving effect to the transactions contemplated by this Agreement (the “Pro Forma Balance Sheet”) takes into account adjustments resulting from the transactions contemplated by this Agreement and is based on the balance sheet of the Company and its Subsidiaries as of September 30, 2011.  As of the effective date of the Contribution Agreement, the Company did not have, and since the effective date of the Contribution Agreement, the Company has not identified, any material weakness in the design or operation of its internal controls over financial reporting.  Since the Latest Balance Sheet Date, except as set forth on Schedule 3.6(a) of the Due Diligence Memorandum, there has been no change in any of the accounting (or Tax accounting) policies, practices or procedures of the Company and its Subsidiaries.  The fiscal year of the Company ends on September 30 of each year.

(b)           Schedule 3.6(b) of the Due Diligence Memorandum sets forth as of the date hereof, all intercompany obligations and outstanding Indebtedness of LFC, the Company and its Subsidiaries, including all notes payable issued by the Company in favor of TRS, RCC or Resource America and any and all intercompany obligations existing by and between the Company, on the one hand, and any of TRS, RCC and Resource America, on the other hand, (the “Resource Obligations”).  Following the transactions contemplated by this Agreement, the Resource Obligations will be terminated and no further amounts will be owed by the Company to any of TRS, RCC or Resource America other than for amounts due to Resource America in respect of the Shared Services Agreement, consistent with the services and amounts reflected in the schedules thereto, which amounts shall not be materially greater than the amounts reflected in the Latest Balance Sheet.

(c)           Schedule 3.6(c) of the Due Diligence Memorandum sets forth a true, correct and complete schedule of all of the cash contributions made by any Person to the Company since the Company’s incorporation.

Section 3.7.                      No Undisclosed Liabilities.

Neither the Company nor any of its Subsidiaries has any Liabilities, except for: (a) the Liabilities set forth on Schedule 3.7 of the Due Diligence Memorandum, (b) Liabilities on the Latest Balance Sheet and (c) Liabilities in connection with Financing Contracts in the ordinary course of business to the extent such Liabilities have historically been set forth on the Company’s balance sheet, including the Latest Balance Sheet.  Except as set forth on Schedule 3.7 of the Due Diligence Memorandum and except for the Assumed Liabilities, neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person.  The Company has no Liabilities with respect to the transactions consummated pursuant to the Contribution Agreement, including, without limitation, Tax Liabilities, except the Assumed Liabilities and the Assumed Obligations (which at the Closing shall not include any Liabilities owed to an Affiliate).

Section 3.8.                      Absence of Certain Changes.

Except as contemplated by this Agreement or as set forth in Schedule 3.8 of the Due Diligence Memorandum, since the effective date of the Contribution Agreement, there has not been:

(a)           any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b)           any damage, destruction, loss or casualty to property or assets of the Company, any of its Subsidiaries, ordinary wear and tear excepted, whether or not covered by insurance;

(c)           any sale, transfer, license, pledge, mortgage or other disposition of tangible or intangible assets by the Company or any of its Subsidiaries, other than pursuant to the Guggenheim Indenture or otherwise in excess of $150,000;

(d)           any transfer or grant of any license under any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries;

(e)           any grant of any increase in the compensation or benefits of any of the employees of the Company or any of its Subsidiaries or entry into any employment, sale bonus, stay bonus or severance Contract with any officer, director, manager, consultant or employee of the Company or any of its Subsidiaries;

(f)           any failure to perform in all material respects any of the obligations of the Company or any of its Subsidiaries under all, or default or existence of any event or condition which with notice or lapse of time or both would constitute a default under any, Material Contract (except those being contested in good faith);

(g)           any adoption, amendment or termination of any Benefit Plan or increase in the benefits provided under any Benefit Plan, or promise or commitment to undertake any of the foregoing in the future;

(h)           (i) any rescission or change of any election with respect to Taxes of the Company or any of its Subsidiaries; (ii) any change in respect of the Tax accounting period the Company or any of its Subsidiaries; (iii) any adoption or change of any method of Tax accounting of the Company or any of its Subsidiaries; (iv) any amendment to any Tax Returns of the Company or any of its Subsidiaries; (v) any entry into an agreement with respect to Taxes by the Company or any of its Subsidiaries with any Governmental Entity (including a “closing agreement” under Code Section 7121); (vi) any surrender of any right of the Company or any of its Subsidiaries to claim a refund for Taxes; (vii) any consent to an extension of the statute of limitations applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries; or (viii) any Contract entered into requiring the Company or any of its Subsidiaries to take any other similar action (or omit to take any commercially reasonable action), if such election, rescission, change, amendment, agreement, settlement, surrender, consent, action or omission could have the effect of  materially increasing the Taxes (or taxable income) of the Company or any of its Subsidiaries beginning on or after the Closing Date; or

(i)           any agreement of the Company or any of its Subsidiaries to take any of the actions specified in this Section 3.8.

Section 3.9.                      Legal Proceedings.

Except as set forth on Schedule 3.9 of the Due Diligence Memorandum:

(a)           There are no Proceedings (or any basis therefor) pending, or, to the Knowledge of the Company, threatened against, relating to or involving (i) the Company, any of its Subsidiaries or any of the LEAF Funds, (ii) any business or assets thereof or (iii) LFC, any of its Subsidiaries or the RCC Parties (solely with respect to the business conducted by the Company or any of its Subsidiaries) by or before any Governmental Entity.

(b)           There have been no Proceedings that have (i) resulted in any criminal sanctions or (ii) resulted in any payments, in each case by or against the Company or any of its Subsidiaries or any of their respective officers, directors or managers in their capacity as officers, directors or managers (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 3.10.                      Compliance with Laws.

(a)           The Company, each of its Subsidiaries, LFC (with respect to the portion of the business contributed by it pursuant to the Contribution Agreement), each RCC Party (with respect to the portion of the business contributed by it pursuant to the Contribution Agreement) and each LEAF Fund are (and have been at all times) in material compliance with all Laws, ordinances and regulations of all Governmental Entities, whether or not the compliance with any such Laws is voluntary or involuntary.  Since the date of its organization, incorporation or formation, as the case may be, neither the Company, any of its Subsidiaries, LFC (with respect to the portion of the business contributed by it pursuant to the Contribution Agreement) nor any RCC Party (with respect to the portion of the business contributed by it pursuant to the Contribution Agreement) has: (a) been charged with, and none of them is now under investigation with respect to, any actual or alleged violation of any applicable Law, regulation, ordinance or other requirement of a Governmental Entity or (b) been a party to or bound by any judgment, decree or award of any Governmental Entity or arbitrator.  The Company, each of its Subsidiaries, LFC (with respect to the portion of the business contributed by it pursuant to the Contribution Agreement), each RCC Party (with respect to the portion of the business contributed by it pursuant to the Contribution Agreement)  and each LEAF Fund have filed all material reports required to be filed with any Governmental Entity and have all material Permits required to be held on or before the date hereof and all such reports are accurate and complete in all material respects and in material compliance with all applicable Laws.

(b)           This Section 3.10 does not relate to (i) environmental, health and safety matters, which are the subject of Section 3.16 hereof, (ii) employee and labor matters, which are the subject of Section 3.21 hereof, or (iii) tax matters, which are the subject of Section 3.24 hereof.

Section 3.11.                      Contracts.

(a)           Schedule 3.11(a) of the Due Diligence Memorandum sets forth a true, correct and complete list of the following Contracts to which the Company or any of its Subsidiaries or any of their respective assets is bound (collectively, the “Material Contracts”):

(i)              any bond, debenture, note, loan, Securitization, credit or loan agreement or loan commitment, mortgage, indenture, guarantee or other Contract relating to the borrowing of money by the Company;

(ii)              any lease relating to the Leased Real Property or other lease or license involving any properties or assets (whether real, personal or mixed, tangible or intangible), including any purchase and sale or similar agreements, in which the Company is the lessee and in which the aggregate amount owed under the lease exceeds $150,000;

(iii)              any Contract which limits or restricts the Company or any of its Subsidiaries or any of their officers or key employees, from engaging in any business in any jurisdiction or competing with any Person;

(iv)              any material franchising and licensing agreements;

(v)              any material agreement related to any Securitization or Revolving Facility;

(vi)              any employment, consulting agreements or independent contractor agreements with annual compensation (including bonus payments) due to such employee, consultant or independent contractor in excess of $150,000;

(vii)              any Contract (other than Financing Contracts), obligation or commitment that involves a potential commitment, including, without limitation, all open purchase orders, in excess of $50,000;

(viii)              any material Contract to which the Insurance Subsidiary is a party;

(ix)              the Sub-Servicing Agreement and any Servicing Agreement;

(x)              any Contract that restricts the origination or servicing of leases by the Company or any of its Subsidiaries;

(xi)              any Contract with the Top Vendors or any other contract with the Company’s vendors or dealers that are material to the Company’s business;

(xii)              any Contract for an individual capital expenditure or acquisition or construction of a fixed asset by the Company or any of its Subsidiaries in excess of $100,000;

(xiii)              any Contract that provides for an increased payment or benefit, or accelerated vesting or payment, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xiv)              any Contract granting any Person a Lien on all or any part of any of the assets of the Company or any of its Subsidiaries (other than pursuant to any Securitization or Revolving Facility);

(xv)              any Contract for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xvi)              any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets other than pursuant to a Financing Contract;

(xvii)              any material Contract related to the Company’s or any of its Subsidiaries’ information technology systems;

(xviii)              any material Contract for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or have the right to receive a royalty, license fee or similar payment;

(xix)              any material Contract (other than Financing Contracts) providing for the indemnification or holding harmless of any officer, manager, employee or other Person;

(xx)              any Contract that governs any joint venture, partnership or similar arrangement involving a sharing of profits or otherwise;

(xxi)              any Contract that includes a “most favored nations” or “exclusivity” provision;

(xxii)              any material warranty, guaranty or similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries, other than in the ordinary course of business;

(xxiii)              any outstanding power of attorney empowering any Person to act on behalf of the Company or any of its Subsidiaries; or

(xxiv)              any commitment to do any of the foregoing or any material amendment, modification or supplement in respect of any of the foregoing.

True, correct and complete copies of the Contracts required to be set forth on Schedule 3.11(a) of the Due Diligence Memorandum have been furnished to the Purchasers.  Neither the Company nor any of its Subsidiaries is party to or bound by any Contract that is material to its business, operations or assets other than those Contracts set forth on Schedule 3.11(a) of the Due Diligence Memorandum.

(b)           The Material Contracts (and the leases the Company or its Subsidiaries have entered into) are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or its Subsidiaries, as applicable, and with respect to each other party to such Material Contracts, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally.  There are no existing material defaults or material breaches by the Company or any of its Subsidiaries, as applicable, under any Material Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) (and the leases the Company or its Subsidiaries have entered into) and, to the Knowledge of the Company, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Material Contract (nor the leases the Company or its Subsidiaries have entered into which would be material to the Company or its Subsidiaries).  To the Knowledge of the Company, there are no pending or threatened bankruptcy, insolvency or similar proceedings with respect to any party to such Material Contracts (nor the leases the Company or its Subsidiaries have entered into which would be material to the Company or its Subsidiaries).  There are no discussions or negotiations regarding modification of or amendment to any Material Contract or entry into any new Material Contract applicable to the business.  Schedule 3.11(b) of the Due Diligence Memorandum identifies each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the transactions contemplated hereby.

Section 3.12.                      Contributed Financing Contracts.

(a)           Schedule 3.12(a) of the Due Diligence Memorandum sets forth a true correct and complete list of the Contributed Financing Contracts and the contract balance remaining on such Contributed Financing Contracts.

(b)           Except as set forth on Schedule 3.12(b) of the Due Diligence Memorandum, each Contributed Financing Contract (and each related guarantee, if any) (i) is a valid,

binding and enforceable, non-cancelable obligation of the lessee, obligor or borrower thereunder (and guarantor thereof, if applicable) and is enforceable by the Company or any of its Subsidiaries against the lessee, obligor or borrower thereunder in accordance with its terms, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business of such Transferor consistent with such Transferor’s past practices.  Each of such obligors and guarantors is a bona fide party thereto and, to the Knowledge of the Company, has the requisite legal capacity to enter into the respective agreements to which it is a party.

(c)           Except as set forth on Schedule 3.12(c) of the Due Diligence Memorandum, (i) each Contributed Financing Contract is in full force and effect, free and clear of Liens other than Permitted Liens, and not subject to any defense, offset, claim, right of rescission or counterclaim by the obligor under such Contributed Financing Contract, or any Person claiming under any such right (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other Laws relating to or affecting creditors’ rights generally, to general equitable principles and to the SCRA); (ii) none of the Transferors, the Company or any of its Subsidiaries is in material breach of or material default under any Contributed Financing Contract and, to the Knowledge of the Company, no other event has occurred which has or, with notice and/or lapse of time, would constitute a material default by any party thereunder; (iii) the Company or one of its Subsidiaries is the owner and holder of all right, title and interest in each Contributed Financing Contract; (iv) no obligor under any Contributed Financing Contract (A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such Contributed Financing Contract for personal, family or household use or, except in connection with a LEAF Financing Contract, for agricultural purposes or (B) is a director, executive officer or five percent or greater shareholder of the Company Parties or any of their Subsidiaries, or to the Knowledge of the Company, is a Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (v) the Company or one of its Subsidiaries has in its possession a fully executed original or a true and correct copy of any lease or note (and an executed original or a true and correct copy of all other documents) comprising each Contributed Financing Contract and, in the case of each LEAF Financing Contract only, all other documents required by LFC’s credit or investment approval process with respect to such LEAF Financing Contract; (vi) the Company or one of its Subsidiaries has in its possession documentation sufficient to establish the original cost or value of all Portfolio Property for purposes of determining personal property Tax liability; (vii) all payments pursuant to each Contributed Financing Contract are made for the benefit of the Company or one of its Subsidiaries; (viii) with respect to the LEAF Financial Contracts only, LFC and the LEAF Transferred Subsidiaries approved credit applications and otherwise entered into commitments with respect to the LEAF Financing Contracts in a manner consistent in all material respects with LFC’s credit policies, collateral eligibility standards and credit quality classifications in effect at the time and otherwise complied in all material respects with standards of evaluating, originating, underwriting and funding new businesses which are in all material respects consistent with LFC’s past practices; and (ix) none of the Transferors, the Company or any Subsidiary of the Company is, nor are any of them committed to become, a party to any contract with respect to the Residual as to any Portfolio Property.  Schedule 3.12(c) of the Due Diligence Memorandum sets forth a summary of the delinquency statistics of all of the Contributed Financing Contracts for which payment delinquencies exist.

(d)           Each LEAF Financing Contract and each LRF 3 Financing Contract has been administered and serviced, and the relevant files are being maintained, in accordance in all material respects with the relevant financing or lease documents and LFC’s underwriting standards and was originated, solicited or acquired, as the case may be, in all material respects in accordance with LFC’s policies, practices and procedures regarding such matters as in effect at the time of such origination, solicitation or acquisition.

(e)           Each Contributed Financing Contract is being maintained in accordance in all material respects with the relevant financing or lease documents and was administered and serviced by LFC until transferred to the Company pursuant to the Contribution Agreement and has been administered and serviced by the Company since such transfer.

(f)           Except as set forth in Schedule 3.12(f) of the Due Diligence Memorandum, to the Knowledge of the Company, each obligor under a Contributing Financing Contract is located in the United States or its territories.

(g)           All amendments, modifications, waivers, extensions, cancellations and releases in respect of any Contributed Financing Contract are in writing and are maintained in hard copy or are stored electronically in the documentation for such Contributed Financing Contract.

(h)           The Contributed Financing Contract files maintained by the Company and its Subsidiaries are in good order and contain all originals or copies of all material documents relating to the origination and enforcement of the Contributed Financing Contracts.

(i)           Each Contributed Financing Contract is evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between any of the Transferors, the Company or any of its Subsidiaries and the obligors under any Contributed Financing Contract which are not set forth therein or in a written agreement included in the Contributed Financing Contract files relating to such Contributed Financing Contract.

(j)           To the Knowledge of the Company, none of the Transferors, the Company or any of its Subsidiaries has acted, or failed to act, in a manner which would materially alter or materially reduce any of the Company’s or any of its Subsidiaries’ rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to property covered by any Contributed Financing Contract.  For the avoidance of doubt, this subsection (j) shall not apply to any action, or failure to act, of or by any of the Transferors, the Company or any of its Subsidiaries, in connection with the acceptance or payment of funds less than an amount due with respect to any of the Company’s or any of its Subsidiaries’ rights or benefits under any manufacturers’ or vendors’ warranties or guaranties relating to any property covered by any Contributed Financing Contract.

(k)           Except as set forth in Schedule 3.12(k) of the Due Diligence Memorandum, the property that is the subject of each Contributed Financing Contract has been delivered to the obligor thereunder, and accepted by such obligor.

(l)           Except as set forth in Schedule 3.12(l) of the Due Diligence Memorandum, or as permitted under LFC’s policies and procedures as of the date of the Contribution Agreement and as described in Schedule 3.12(l) of the Due Diligence Memorandum, the Company or its Subsidiaries, as applicable, has absolute, complete and indefeasible title to the property subject to each Contributed Financing Contract (or a duly perfected first-lien security interest in the property subject to such Contributed Financing Contract) and all sums due thereunder; the supplier or vendor of said property has received payment in full for said property, except in connection with LEAF Financing Contracts only, for the amounts specifically identified as, and included in, Assumed Liabilities.

(m)           Since May 27, 2010, LRF 3 has conducted its business only in the ordinary and usual course of the normal day-to-day operations of LRF 3, substantially in accordance with past practice.

Section 3.13.                      New Financing Contracts.

(a)           Schedule 3.13(a) of the Due Diligence Memorandum sets forth a true, correct and complete list of all New Financing Contracts and the contract balance remaining on such New Financing Contracts.

(b)           Except as set forth on Schedule 3.13(b) of the Due Diligence Memorandum, each New Financing Contract (and each related guarantee, if any) (i) is a valid, binding and enforceable, non-cancelable obligation of the lessee, obligor or borrower thereunder (and guarantor thereof, if applicable) and is enforceable by the Company or any of its Subsidiaries against the lessee, obligor or borrower thereunder in accordance with its terms, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business of the Company and its Subsidiaries consistent with LFC’s past practices.  Each of such obligors and guarantors is a bona fide party thereto and, to the Knowledge of the Company has the requisite legal capacity to enter into the respective agreements to which it is a party.

(c)           Except as set forth on Schedule 3.13(c) of the Due Diligence Memorandum, (i) each New Financing Contract is in full force and effect, free and clear of Liens other than Permitted Liens, and not subject to any defense, offset, claim, right of rescission or counterclaim by the obligor under such New Financing Contract, or any Person claiming under any such right (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other Laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Servicemembers Civil Relief Act); (ii) neither the Company nor any of its Subsidiaries is in material breach of or material default under any New Financing Contract and, to the Knowledge of the Company, no other event has occurred which has or, with notice and/or lapse of time, would constitute a material default by any party thereunder; (iii) the Company or one of its Subsidiaries is the owner and holder of all right, title and interest in each New Financing Contract; (vi) no obligor under any New Financing Contract (A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such New Financing Contract for personal, family or household use or (B) is a director, executive officer or five percent or greater shareholder of the Company Parties or any of their Subsidiaries, or to the Knowledge of the Company, is a Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (v) the Company or one of its Subsidiaries has in its possession a fully executed original or a true and correct copy of any lease or note (and an executed original or a true and correct copy of all other documents) comprising each New Financing Contract and all other documents required by LFC’s credit or investment approval process with respect to such New Financing Contract; (vi) the Company or one of its Subsidiaries has in its possession documentation sufficient to establish the original cost or value of all Portfolio Property for purposes of determining personal property Tax liability; (vii) all payments pursuant to each New Financing Contract are made for the benefit of the Company or one of its Subsidiaries; (viii) the Company and its Subsidiaries approved credit applications and otherwise entered into commitments with respect to the New Financing Contracts in a manner consistent in all material respects with LFC’s credit policies, collateral eligibility standards and credit quality classifications in effect on the date of the Contribution Agreement and otherwise complied in all material respects with standards of evaluating, originating, underwriting and funding new businesses which are in all material respects consistent with LFC’s past practices; and (ix) neither the Company nor any of its Subsidiaries, nor are either of them committed to become, a party to any contract with respect to the Residual as to any Portfolio Property.  Schedule 3.13(c) of the Due Diligence Memorandum sets forth a summary of the delinquency statistics of all of the New Financing Contracts for which payment delinquencies exist.

(d)           Each New Financing Contract has been administered and serviced, and the relevant files are being maintained, in accordance in all material respects with the relevant financing or lease documents and the Company’s underwriting standards and was originated, solicited or acquired, as the case may be, in all material respects in accordance with the Company’s policies, practices and procedures regarding such matters as in effect on the date of the Contribution Agreement, if originated or acquired after such date, or at the time of such origination, solicitation or acquisition.  The Company’s underwriting standards and its policies, practices and procedures regarding such matters are substantially the same as LFC’s.

(e)           Each New Financing Contract is being maintained in accordance in all material respects with the relevant financing or lease documents and has been administered and serviced by the Company since the later of (i) the date of the Contribution Agreement and (ii) the date it was originated or acquired by the Company or its Subsidiaries.   Prior to the date of the Contribution Agreement, each New Financing Contract then in existence was administered and serviced by LFC.

(f)           Except as set forth in Schedule 3.13(f) of the Due Diligence Memorandum, to the Knowledge of the Company, each obligor under a New Financing Contract is located in the United States or its territories.

(g)           All amendments, modifications, waivers, extensions, cancellations and releases in respect of any New Financing Contract are in writing and are maintained in hard copy or are stored electronically in the documentation for such New Financing Contract.

(h)           The New Financing Contract files maintained by the Company and its Subsidiaries are in good order and contain all originals or copies of all material documents relating to the origination and enforcement of the New Financing Contracts.

(i)           Each New Financing Contract is evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between the Company or any of its Subsidiaries and the obligors under any New Financing Contract which are not set forth therein or in a written agreement included in the New Financing Contract files relating to such New Financing Contract.

(j)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has acted, or failed to act, in a manner which would materially alter or reduce the Company’s or any of its Subsidiaries’ rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to property covered by any New Financing Contract.  For the avoidance of doubt, this subsection (j) shall not apply to any action, or failure to act, of or by any of the Transferors, the Company or any of its Subsidiaries, in connection with the acceptance or payment of funds less than an amount due with respect to any of the Company’s or any of its Subsidiaries’ rights or benefits under any manufacturers’ or vendors’ warranties or guaranties relating to any property covered by any New Financing Contract.

(k)           Except as set forth in Schedule 3.13(k) of the Due Diligence Memorandum, or as permitted by each New Financing Contract, the property that is the subject of each New Financing Contract has been delivered to the obligor thereunder, and accepted by such obligor.

(l)           Except as set forth in Schedule 3.13(l) of the Due Diligence Memorandum, or as permitted under LFC’s policies and procedures as of the date of the Contribution Agreement and as described in Schedule 3.13(l) of the Due Diligence Memorandum, the Company or any of its Subsidiaries has absolute, complete and indefeasible title to the property subject to each New Financing Contract (or a duly perfected first-lien security interest in the property subject to such New Financing Contract) and all sums due thereunder; the supplier or vendor of said property has received payment in full for said property, except for the amounts specifically identified as, and included in, the Assumed Liabilities.

Section 3.14.                      Terms of Contributed Financing Contracts and New Financing Contracts.

With respect to each Contributed Financing Contract and each New Financing Contract:

(a)           if a lease, such lease contains a “hell or high water” clause that unconditionally obligates the obligor to make scheduled payments (including taxes), notwithstanding any casualty, loss or other damage to the equipment;

(b)           it is non-cancelable (in the case of a lease) by the obligor, and it either does not contain any early termination option, or, if it does have such an option, it also contains a make-whole provision;

(c)           it is denominated in U.S. dollars and all scheduled payments thereunder are payable in U.S. dollars; no payment is due from any person that does not have a mailing address in the United States or Puerto Rico;

(d)           all payments payable under such Contributed Financing Contract or New Financing Contract are absolute, unconditional obligations of the related obligors without (except with respect to a breach of an obligor’s right of quiet enjoyment of the related equipment) right to rescission, offset, defense or counterclaim for any reason;

(e)           it requires the obligor to (i) maintain customary physical damage insurance covering the equipment, (ii) maintain the equipment in working condition, reasonable wear and tear excepted, (iii) bear all the costs of operating the equipment (including the taxes, maintenance and insurance relating thereto) and (iv) assume all risk of loss or malfunction of the equipment;

(f)           it provides that the lessor may accelerate all payments due under the Contributed Financing Contract or New Financing Contract if the related obligor is in default under such Contributed Financing Contract or New Financing Contract;

(g)           except for a residual amount pursuant to the Contributed Financing Contracts and New Financing Contracts, it provides for periodic payments, which are principally due and payable on either a monthly, quarterly or annual basis, and the next payment due date is within one month (for monthly contracts), three months (for quarterly contracts) or one year (for annual contracts) of the date of this Agreement;

(h)           it provides that in the event of a casualty loss, the lessor may require the obligor, at the obligor’s expense, to pay the lessor the sum of all unpaid rents and other payments due under such Contributed Financing Contract or New Financing Contract, all accelerated future payments due under such Contributed Financing Contract or New Financing Contract (discounted to a present value payoff amount) and the Residual of the equipment;

(i)           if it is a lease, it provides that the obligor may not elect to utilize any security deposit thereunder to offset any scheduled payment thereunder;

(j)           it includes only the remaining non-cancelable contractual payments purchased and funded, and no such payment shall be payable later than the maximum remaining term of such Contributed Financing Contract or New Financing Contract, which shall not exceed 120 months;

(k)           it has not been modified, waived, altered or amended in any way by the Transferor, the Company or a Subsidiary of the Company except to the extent otherwise permissible under the Company’s or LFC’s written servicing policies;

(l)           it was originated in compliance with, has been serviced in compliance with and does not contravene in any material respect, any applicable law or regulation;

(m)           it was not originated in, nor is it subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Contributed Financing Contract or New Financing Contract is unlawful, void, or voidable;

(n)           it has not been satisfied, subordinated or rescinded, provided that, in the event it has been satisfied, subordinated or rescinded, it has been properly accounted for in the books and records of the Company;

(o)           it is not subject to any enforceable provision prohibiting its transfer or pledge for the benefit of a secured party;

(p)           it is either (i) not subject to any foreign withholding tax or (ii) provides for a “gross-up” or indemnity of any payments upon the imposition of any such tax;

(q)           if the original purchase price of the equipment or property related to the Contributed Financing Contract or New Financing Contract was in excess of (i) $25,000 in a full payout lease or secured loan or (b) $50,000 in a “true” lease, such Contributed Financing Contract or New Financing Contract is secured by a first priority perfected security interest in the related equipment or property;

(r)           its origination or acquisition was underwritten by LEAF Funding, or LEAF Capital Funding LLC in accordance with LFC’s underwriting guidelines or the Company’s underwriting guidelines, which are substantially similar to the LFC’s underwriting guidelines as of the effective date of the Contribution Agreement;

(s)           it is assignable by its terms; and

(t)           it constitutes “chattel paper” or an “instrument” as defined in the UCC of each State the law of which governs the perfection of the interest granted in it and/or the priority of such perfected interest.

Notwithstanding any other provision in this Agreement to the contrary, neither the Company, its Subsidiaries, Resource America, LFC or any other Person shall be liable for any breach of any of the representations and warranties set forth in this Section 3.14 unless the Loss suffered by the Company or the Purchasers, as the case may be, is directly caused by the failure of a Contributed Financing Contract or a New Financing Contract to include one or more of the provisions listed in subsections (a) through (t) of this Section 3.14.

Section 3.15.                      Insurance Policies.

(a)           Schedule 3.15(a) of the Due Diligence Memorandum contains a complete and correct list of all insurance policies relating to the business or carried by or for the benefit of the Company or any of its Subsidiaries, or any of their Properties, specifying the insurer, policy number, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid.  The Company and its Subsidiaries maintain insurance with insurers for all risks normally insured against, and in amounts normally carried, by Persons of similar size engaged in similar lines of business and such coverage is sufficient.  Schedule 3.15(a) of the Due Diligence Memorandum also sets forth all relevant information as to the nature and approximate amount of all claims for insured losses sustained by the Company or any of its Subsidiaries, including claims relating to errors and omissions, fidelity bond, workers’ compensation, automobile and general liability.  All such insurance policies and bonds are in full force and effect and will be maintained by the Company or one of its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or any of its Subsidiaries occurring through the Closing Date and neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years.  There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds.  To the Knowledge of the Company, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

(b)           Schedule 3.15(b) of the Due Diligence Memorandum contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance required to be held by the Company or any of its Subsidiaries pursuant to any Contract with a customer, vendor, payor, partner or supplier.

Section 3.16.                      Environmental, Health and Safety Matters.

(a)           The Company and its Subsidiaries possess, and are in compliance in all material respects with, all Permits and have filed all notices that are required under Environmental Laws, and the Company and its Subsidiaries are in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law, Order, notice, Permit or demand letter issued, entered, promulgated or approved thereunder.

(b)           No notice of violation, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, Proceeding or review is pending or, to the Knowledge of the Company, threatened by any Governmental Entity or other Person with respect to any matters relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law, including any written notice from any Governmental Entity or from any other Person relating to a release of Hazardous Materials.

(c)           There are no material Environmental Liabilities arising in connection with or in any way relating to the Company and its Subsidiaries and their operations, or the Leased Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, events, conditions, situations or set of circumstances, including notice of actual or threatened Liability under CERCLA or any similar foreign, state or local statute or ordinance from any Governmental Entity or any third party, which could reasonably be expected to result in or be the basis for any such Environmental Liability.

(d)           There has been no release of any Hazardous Materials, in amounts or concentrations requiring investigation of cleanup under Environmental Laws, on any Leased Real Property, the Moberly Property, or, to the Knowledge of the Company, at any other location for which the Company or any of its Subsidiaries would reasonably be expected to be materially liable under Environmental Laws.

(e)           There are no underground storage tanks on the Moberly Property or Leased Real Property, and to the Knowledge of the Company, no such underground tanks have been removed from any such properties.

(f)           The Company has provided the Purchasers true and complete copies of all environmental reports, audits, studies, data, inspections and investigations related to the Moberly Property, the Leased Real Property, and the operation of the business prepared by any Person and in the possession of LFC or the Company.

Section 3.17.                      Intellectual Property.

(a)           Except as set forth on Schedule 3.17(a) of the Due Diligence Memorandum, the Company or one of its Subsidiaries has good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Liens, except for Permitted Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property due and payable.  To the Knowledge of the Company, the activities of the Company or any of its Subsidiaries, if any, relating to development, manufacture, marketing, use, sale, distribution, import, export or other commercial exploitation have not and do not violate, misappropriate, infringe upon or conflict with any Intellectual Property Rights of any third party.  No party has filed a claim or, to the Knowledge of the Company, threatened to file a claim against the Company or any of its Subsidiaries alleging that any of them have violated, misappropriated, infringed on or otherwise improperly used the Intellectual Property Rights of such party.  To the Knowledge of the Company, no right, license, lease, consent or other agreement is required with respect to any Intellectual Property for the conduct of the Company’s or any of its Subsidiaries’ respective businesses as currently conducted.

(b)           To the Knowledge of the Company, none of the Marks, Copyrights or Technology (including registrations or applications to use or register such items) is involved in any cancellation, nullification, interference, conflict, concurrent use or opposition proceeding, and there has been no threat or other indication that any such proceeding will hereafter be commenced.  All maintenance fees, annuity fees, or renewal fee payment, and all renewal affidavits or other applicable documents to establish or maintain, for each jurisdiction in which each Patent, Mark, Copyright, domain name or domain name application included within the Intellectual Property which has issued or is pending have been timely paid or filed with the appropriate authorities.  The Company and its Subsidiaries have used reasonable efforts to maintain their Technology in confidence, and, to the Knowledge of the Company, there has been no misappropriation of any Technology.  To the Knowledge of the Company, none of such employees, consultants or vendors is in violation of such agreements.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, the Company’s or any of its Subsidiaries’ rights to own or retain a license to any of the Intellectual Property.

Section 3.18.                      Transactions with Affiliates.

Except as set forth in Schedule 3.18 of the Due Diligence Memorandum, no officer, manager or equity holder of the Company or any of its Subsidiaries, or any person with whom any such officer or manager has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any Affiliate of the Company or any of its Subsidiaries has any interest in:  (a) any Contract, arrangement or understanding with, or relating to, the Company or any of its Subsidiaries or the businesses or assets of the Company or any of its Subsidiaries; (b) any loan, arrangement, understanding, agreement or Contract for or relating to the Company or any of its Subsidiaries or the businesses or assets of the Company or any of its Subsidiaries; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any of its Subsidiaries.  Schedule 3.18 of the Due Diligence Memorandum also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate of the Company to the Company or any of its Subsidiaries.  No stockholder of the Company has any Equity Interest in LFC.  Except as set forth on Schedule 3.18 of the Due Diligence Memorandum or except for scheduled salary payments to the Company’s employees, neither the Company nor any of its Subsidiaries has made any payments to any Person that holds a direct or indirect Equity Interest in the Company.

Section 3.19.                      Intentionally Omitted.

Section 3.20.                      Vendor/Dealer Relations.

Schedule 3.20 of the Due Diligence Memorandum sets forth:

(a)           The names and addresses of the top fifteen (15) vendors and dealers, through which the Company or any of its Subsidiaries has originated any Financing Contracts, by dollar volume (measured by the gross amount invoiced to LFC or its Controlled Affiliates (with respect to the portion of the business contributed by it pursuant to the Contribution Agreement), the Company or any of its Subsidiaries by such vendor or dealer during the applicable period) from which LFC or its Controlled Affiliates, the Company or any of its Subsidiaries ordered equipment which it leased to its customers (“Equipment”) during the nine (9) month period ended September 30, 2011 (the “Top Vendors”), together with a brief description of the Equipment provided and the total amount for which each of the Top Vendors invoiced LFC or its Controlled Affiliates, the Company or any of its Subsidiaries for the nine (9) month period ended September 30, 2011.

(b)           True and correct copies of all Contracts, including, without limitation, any preferred vendor arrangements, currently in effect with the Top Vendors have been provided to the Purchasers.

(c)           Neither the Company nor any of its Subsidiaries has experienced, and, to the Knowledge of the Company, there do not exist, any material quality control or similar problems with the products currently being supplied or on order from any of the Top Vendors.

(d)           To the Knowledge of the Company, no event has occurred that would materially and adversely affect the Company’s or any of its Subsidiaries’ relations with any such Top Vendors.  Since the effective date of the Contribution Agreement, none of the Top Vendors has canceled, terminated or, to the Knowledge of the Company, made any threat to: (A) cancel or otherwise terminate its Contract or (B) cancel or otherwise terminate its business relationship with the Company or any of its Subsidiaries.  None of the Top Vendors has advised LFC, the Company or any of its Subsidiaries, whether verbally or in writing, that any Top Vendor intends to refuse or otherwise fail to authorize the Company or any of its Subsidiaries to provide leasing of any of its products at any time after the Closing Date in a manner consistent with past practices during the nine (9) month period ended September 30, 2011.

Section 3.21.                      Employee and Labor Matters.

(a)           Pursuant to an e-mail from Miles Herman to Brendan Moore on November 6, 2011, the Company has provided to the Purchasers a true and complete list of all of the employees of the Company and its Subsidiaries as of the date of this Agreement, specifying the annual salary, hourly wages, bonuses, commissions or fees and position for such employee.  Neither the Company nor any of its Subsidiaries has made any written or oral commitment to any employee with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement.

(b)           Schedule 3.21(b) of the Due Diligence Memorandum sets forth a complete and correct list of all Benefit Plans.  True and complete copies of the following documents, to the extent applicable with respect to each Benefit Plan, have been provided to Purchasers: (i) the documents embodying each such Benefit Plan, including any amendments thereto; (ii) the most current summary plan description, including any amendments thereto; (iii) actual deferral percentage and actual contribution percentage tests results and all Form 5500 annual reports filed; (iv) all current Contracts and agreements with service providers; (v) each trust instrument, insurance contract or other funding arrangement; (vi) the most recent IRS determination or opinion letter regarding the qualified status of any Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) each other document pursuant to which a Benefit Plan is maintained, funded or administered.

(c)           All Benefit Plans have been administered, operated and maintained in compliance in all material respects with ERISA, the Code and other applicable Laws and with the terms and provisions thereof.  Each Benefit Plan that is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received or may rely on a favorable determination or opinion letter from the IRS and no facts exist that could reasonably jeopardize such status.  There has no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA, including pursuant to an individual or class exemption) with respect to any Benefit Plan.

(d)           Except as set forth on Schedule 3.21(d) of the Due Diligence Memorandum, no Benefit Plan is or has been a multiemployer plan, as defined in Section 3(37) of ERISA, or a benefit plan subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA.

(e)           There is no pending or, to the Knowledge of the Company, threatened litigation or administrative action (other than for routine plan claims and benefits) relating to the Benefit Plans.  Neither the Company nor any of its Subsidiaries provides or has any obligation to provide post-employment medical or other post-employment welfare benefits to any person under any Benefit Plan (other than required by Part 6 of Subtitle I of ERISA or similar state law).

(f)           Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will, either alone or in conjunction with any other event, (i) entitle any employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans.

(g)           All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates.  All required governmental reports, filings, registrations and notices with respect to any Benefit Plan have been properly, accurately and timely filed, distributed or posted.

(h)           No Benefit Plan is maintained for individuals who do not reside in the United States.

(i)           The employees of the Company and its Subsidiaries and the independent contractors providing services to the Company and its Subsidiaries have never been, and currently are not, represented by any labor organization or group whatsoever.  Neither the Company nor any of its Subsidiaries has been, and none is, a signatory to any collective bargaining agreement.  There has not ever been, there is not pending and, to the Knowledge of the Company, there is not threatened, any union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of the Company or any of its Subsidiaries or any independent contractor providing services to the Company or any of its Subsidiaries.  There has not been, there is not pending and, to the Knowledge of the Company, there is not threatened any labor strike, labor dispute, walkout, work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries.

(j)           No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and the Company and its Subsidiaries has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(k)           The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Contracts concerning or pertaining to employment, including any Laws governing, concerning or pertaining to terms and conditions of employment, discrimination, harassment, retaliation, wages, hours, occupational safety and health, employment practices, affirmative action, labor relations, immigration, temporary workers, independent contractors and plant closings or layoffs (collectively, “Employment Laws”), and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice.  No employee or independent contractor has been misclassified with respect to application of any Employment Laws or other Laws.  There are no Proceedings pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries with respect to any employee, former employee, applicant for employment, independent contractor, consultant or any employee of any of the foregoing arising out of employment, alleged employment, any Employment Laws or any alleged misclassification with respect to application of any other Law.

(l)           To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries performs any services for any other Person whereby such services materially adversely affect such Person’s ability to perform his or her duties for the Company.  To the Knowledge of the Company, no employee of the Company performs services for the Non-Company Parties.

Section 3.22.                      Permits

Except as set forth on Schedule 3.22 of the Due Diligence Memorandum, the Company and its Subsidiaries have all material Permits necessary for their operations in the conduct of their business, such Permits are valid, binding and in full force and effect and no violations are or have been recorded in respect of any thereof, and no Proceeding is pending or threatened to revoke or limit any thereof.  The Company and its Subsidiaries have taken all necessary action to maintain each Permit.  Schedule 3.22 of the Due Diligence Memorandum contains a true, correct and complete list of all such material Permits under which the Company or any of its Subsidiaries is operating or bound, and the Company has furnished to the Purchasers true, correct and complete copies of the Permits required to be set forth on Schedule 3.22 of the Due Diligence Memorandum.  To the Knowledge of the Company, there is no proposed change in any applicable Law which would require the Company or any of its Subsidiaries to obtain any Permits not set forth on Schedule 3.22 of the Due Diligence Memorandum in order to conduct its business as presently conducted.  Except as set forth on Schedule 3.22 of the Due Diligence Memorandum, none of the Permits required to be set forth on Schedule 3.22 of the Due Diligence Memorandum shall be adversely affected as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  To the Knowledge of the Company, no loss or expiration of any Permit is threatened, pending or reasonably foreseeable.  None of the Permits or Bonds is held in the name of any Person other than the Company or one of its Subsidiaries.

Section 3.23.                      Accounts Receivable and Accounts Payable.

(a)           Accounts Receivable. Except as set forth in Schedule 3.23(a) of the Due Diligence Memorandum and unless reserved for in the allowance for doubtful accounts or any other reserve account in the Financial Statements, to the Knowledge of the Company (for purposes of this Section 3.23(a), the definition of “Knowledge” is limited to actual knowledge of the Company), (i) the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and (ii) none of the Receivables has been made subject to an assignment for the benefit of creditors.  Except as set forth in Schedule 3.23(a) of the Due Diligence Memorandum and unless reserved for in the allowance for doubtful accounts or any other reserve account in the Financial Statements, all Receivables pursuant to Financing Contracts that are reflected on the Latest Balance Sheet (net of any allowances or reserves shown thereon) (i) are valid, existing and, to the Knowledge of the Company (for purposes of this Section 3.23(a), the definition of “Knowledge” is limited to actual knowledge of the Company) collectible in a manner consistent with the past practice of the Company and its Subsidiaries, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any restrictions, security interests or other Liens, except Permitted Liens.  Except as set forth in Schedule 3.23(a) of the Due Diligence Memorandum and unless reserved for in the allowance for doubtful accounts or any other reserve account in the Financial Statements, all Receivables other than those Receivables pursuant to Financing Contracts that are reflected on the Latest Balance Sheet (net of any allowances or reserves shown thereon) (i) are valid, existing and collectible in a manner consistent with the past practice of the Company and its Subsidiaries, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any restrictions, security interests or other Liens, except Permitted Liens.  The Company and its Subsidiaries have not factored any of the business’ Receivables.

(a)           Accounts Receivable. Except as set forth in Schedule 3.23(a) of the Due Diligence Memorandum and unless reserved for in the allowance for doubtful accounts or any other reserve account in the Financial Statements, to the Knowledge of the Company (for purposes of this Section 3.23(a), the definition of “Knowledge” is limited to actual knowledge of the Company), (i) the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and (ii) none of the Receivables has been made subject to an assignment for the benefit of creditors.  Except as set forth in Schedule 3.23(a) of the Due Diligence Memorandum and unless reserved for in the allowance for doubtful accounts or any other reserve account in the Financial Statements, all Receivables pursuant to Financing Contracts that are reflected on the Latest Balance Sheet (net of any allowances or reserves shown thereon) (i) are valid, existing and, to the Knowledge of the Company (for purposes of this Section 3.23(a), the definition of “Knowledge” is limited to actual knowledge of the Company) collectible in a manner consistent with the past practice of the Company and its Subsidiaries, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any restrictions, security interests or other Liens, except Permitted Liens.  Except as set forth in Schedule 3.23(a) of the Due Diligence Memorandum and unless reserved for in the allowance for doubtful accounts or any other reserve account in the Financial Statements, all Receivables other than those Receivables pursuant to Financing Contracts that are reflected on the Latest Balance Sheet (net of any allowances or reserves shown thereon) (i) are valid, existing and collectible in a manner consistent with the past practice of the Company and its Subsidiaries, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any restrictions, security interests or other Liens, except Permitted Liens.  The Company and its Subsidiaries have not factored any of the business’ Receivables.

(b)           Accounts Payable.  The accounts payable of the Company and its Subsidiaries reflected on the Pro Forma Balance Sheet arose from bona fide transactions in the ordinary course of business, are set forth on Schedule 3.23(b) of the Due Diligence Memorandum and are not more than forty five (45) days past due.

(c)           RCC Accounts Payable.  Set forth on Schedule 3.23(c) of the Due Diligence Memorandum is a schedule of all RCC Past Due Payables and the amount paid in cash to satisfy such RCC Past Due Payables.  Except as set forth on Schedule 3.23(c) of the Due Diligence Memorandum, neither the original terms of the RCC Past Due Payables or any contract or agreement in connection with the satisfaction of the RCC Past Due Payables have been modified or amended and none of the Company Parties has agreed to any conditions, concessions or similar arrangements with respect to the satisfaction of such RCC Past Due Payables.  The RCC Past Due Payables have been satisfied in full.

Section 3.24.                      Taxes.

(a)           The Company and its Subsidiaries have complied in all material respects with all Laws relating to Taxes.  All material Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries have been timely filed.  All such Tax Returns were true, correct and complete.  All Taxes of the Company and its Subsidiaries due and payable with respect to such Tax Returns (and all other Taxes that are in material in amount whether or not shown as due on a Tax Return), or otherwise payable by the Company or any of its Subsidiaries, have been timely paid.

(b)           There are no Liens for Taxes on any Properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(c)           The Company and its Subsidiaries have timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents and other Persons and (ii) all sales, use and value added Taxes.  The Company and its Subsidiaries timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all Laws.

(d)           Except as set forth on Schedule 3.24(d) of the Due Diligence Memorandum, neither the Company nor any of its Subsidiaries has ever been a member of any affiliated group that files a consolidated, combined, unitary Tax or similar Tax Return.  Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), a Contract or otherwise.

(e)           No audits or other Proceedings are in progress, pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.

(f)           No election is pending to change the income Tax treatment of the Company or any of its Subsidiaries.  No Governmental Entity has challenged the income Tax treatment of the Company or any of its Subsidiaries.

(g)           Neither the Company nor any of its Subsidiaries shall be required to include items of income, or exclude an item of deduction, for any period after the Closing Date that individually or collectively are material in amount as a result of: (i) an installment sale transaction by the Company or any of its Subsidiaries occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction by the Company or any of its Subsidiaries occurring on or before the Closing reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date by the Company or any of its Subsidiaries; (iv) a change in the Company’s or any of its Subsidiaries’ method of accounting; or (v) an agreement entered into by the Company or any of its Subsidiaries with any Government Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date.  Neither the Company nor any of its Subsidiaries has made an election (including a protective election) pursuant to Code Section 108(i).  Neither the Company nor any of its Subsidiaries currently uses the cash method of accounting for income Tax purposes.  Neither the Company nor any of its Subsidiaries has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460.

(h)           Each Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in compliance with Section 409A of the Code and the interpretative guidance promulgated by the IRS thereunder, and no such nonqualified deferred compensation plan has or is reasonably expected to result in any participant incurring income acceleration or penalties under Section 409A of the Code.  Neither the Company nor any of its Subsidiaries is required to pay, gross up or otherwise indemnify any employee or independent contractor for any Taxes, including Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(i)           Neither the Company nor any of its Subsidiaries is party to any Contract, plan or arrangement with any Person that could result in any payment (or other benefit) being provided that is not deductible under Section 280G of the Code or subject to an excise Tax imposed under Section 4999 of the Code.

Section 3.25.                      Ethical Practices.

Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any representative thereof has offered or given anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) any customer, payor or member of the government; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, payor, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company and its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person. Neither the Company nor any of its Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.26.                      Contribution Agreement.

The transactions contemplated by the Contribution Agreement have been properly consummated to allow the business of the Company and its Subsidiaries to operate in substantially the same manner in which the business was operated by or through LFC or the RCC Parties, as applicable, prior to the effective date of the Contribution Agreement.

Section 3.27.                      Sub-Servicing Arrangement.

All consents necessary to appoint the Company the sub-servicer or servicer, as applicable, under the Servicing Agreements have been obtained and furnished to the Purchasers.  LFC and the RCC Parties have taken all necessary actions to appoint the Company as the sub-servicer or servicer, as applicable, under the Servicing Agreements.

Section 3.28.                      Solvency, Etc.

Each of LFC, the Company and each of its Subsidiaries is solvent and, immediately after giving effect to the transactions contemplated by this Agreement, each of them will be solvent.  The Company and its Subsidiaries have assets, and immediately after giving effect to the transactions contemplated hereby, will have assets, (both tangible and intangible)

with a fair saleable value in excess of the amount required to pay their Liabilities as they come due.  The Company and its Subsidiaries have adequate capital for the conduct of their business and discharge of their debts.  None of LFC, the Company or any of its Subsidiaries is involved in any Proceeding by or against it as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the property of the LFC, the Company or any of its Subsidiaries.

Section 3.29.                      Insurance Subsidiary

(a)           The Company has furnished to the Purchasers true and complete copies of all filings made by the Insurance Subsidiary with any Governmental Entity within the twelve (12) month period prior to the date of this Agreement.  The Insurance Subsidiary is in compliance with all applicable Law and has all Permits necessary or advisable for its operations and the conduct of its business, such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any thereof.  Except as set forth on Schedule 3.29(a) of the Due Diligence Memorandum, there are no Permits required in order for the Insurance Subsidiary to conduct its business.  None of the Permits set forth on Schedule 3.29(a) of the Due Diligence Memorandum shall be adversely affected as a result of the Company’s execution and delivery of, or the performance of its obligations under, this Agreement, any Related Document or the consummation of the transactions contemplated hereby or thereby.  Except as set forth on Schedule 3.29(a) of the Due Diligence Memorandum, the execution, delivery and performance of this Agreement does not require consent, approval, Order, authorization, registration, declaration or filing with or of any Person or Governmental Entity with respect to the Insurance Subsidiary.

(b)           The Company has furnished to the Purchasers true, complete and correct copies of all examination reports, correspondence, reports of investigations, inquiries and other similar materials relating to the Insurance Subsidiary, from or submitted to any Governmental Entity.  The Insurance Subsidiary’s reserves have been, in all material respects, calculated in accordance with generally accepted actuarial principles, consistently applied.  To the Knowledge of the Company, no facts or circumstances exist as of the date of this Agreement which has had or could reasonably be expected to have a Material Adverse Effect on the Insurance Subsidiary.

(c)           Since September 29, 2009, the Insurance Subsidiary has not entered into any contracts of insurance, reinsurance or retrocession, including slips, binders, cover notes and similar arrangements other than that Reinsurance Contract with American Bankers Insurance Company of Florida (“ABIC”) effective November 1, 2009, pursuant to which ABIC is the ceding company and the Insurance Subsidiary is the reinsurer (the “Reinsurance Contract”).  Prior to the date of this Agreement, the Company has furnished to the Purchasers a true and complete copy of the Reinsurance Contract.  As of the date hereof, the Reinsurance Contract is in full force and effect, constitutes legal, valid and binding obligations of the parties thereto, and is enforceable in accordance with its terms.  Neither the Insurance Subsidiary is in default under the Reinsurance Contract, nor, to the Company’s or the Insurance Subsidiary’s Knowledge, is ABIC in default thereunder, and no event has occurred or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute a default thereunder.  Neither the Company nor the Insurance Subsidiary has received any written claim of any breach, violation or default under the Reinsurance Contract.

(d)           There are no agreements binding on the Company or on the Insurance Subsidiary or to which the Company or Insurance Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders, other than those of general application to similar insurers engaged in the same line of business as the Insurance Subsidiary, that (i) impose any specific requirements on the Company or the Insurance Subsidiary in respect of the Insurance Subsidiary’s capital and surplus or (ii) specifically relate to the ability of the Insurance Subsidiary to make distributions.

Section 3.30.                      Protection of Customer Information.

The Company and its Subsidiaries have implemented and maintained commercially reasonable information security measures consistent with industry standards to protect against unauthorized access to, and misuse or loss of, Customer Information or any media containing Customer Information.  Neither the Company nor any of its Subsidiaries has ever experienced any such access, misuse, or loss that could materially compromise (or threatened to materially compromise) the security, confidentiality or integrity of such Customer Information.

Section 3.31.                      Offer and Sale.

Neither the Company nor anyone acting on its behalf has: (a) offered or sold the Purchased Shares, directly or indirectly, by means of any form of general solicitation or general advertisement, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or (ii) any seminar or other meeting whose attendees had been invited by general solicitation or general advertising; or (b) in the past sold, offered for sale or solicited, or will sell, offer for sale or solicit, offers to buy any securities of the Company so as to bring the offer, issuance or sale of the Purchased Shares pursuant to this Agreement within the provisions of Section 5 of the Securities Act.  The Company has or will, within the allowable period after the Closing, comply with all applicable state “blue sky” or securities laws in connection with the issuance and sale of the Purchased Shares to be issued pursuant to this Agreement.

Section 3.32.                      Credit Policies and Procedures.

The credit policies, procedures, approval thresholds, and automated approval standards utilized by the Company to underwrite leases, loans or similar financing instruments, or acquire any portfolio of leases, loans or similar financing instruments (the “Credit Policies and Procedures”) are as set forth on Schedule 3.32 of the Due Diligence Memorandum.

Section 3.33.                      Origination Parameters.

The parameters and guidelines that govern the Company’s origination of new leases, loans or similar financing instruments, including (i) types of leases, loans or similar financing instruments, (ii) size parameters, and (iii) any other limitations (whether specific concentration limits related to geography or industry, or otherwise) (the “Origination Parameters”) are included in the Credit Policies and Procedures set forth on Schedule 3.32 of the Due Diligence Memorandum.

Section 3.34.                      Officers and Directors.

Immediately following the consummation of the transactions contemplated by this Agreement, (i) none of the Management Parties will be officers, directors or managers of Resource America, any RCC Party or any of their respective Affiliates and (ii) none of the Management Parties will be officers, directors or managers of LFC, the LEAF Funds or any of their respective Affiliates, other than as contemplated by Section 8.1(g).

Section 3.35.                      Disclosure.

Prior to the execution of this Agreement, the Company has furnished to the Purchasers true and complete copies of the Material Contracts and any other documents or instruments identified or referred to in this Agreement.  Such furnishing will not alone constitute adequate disclosure of those facts required to be disclosed under this Agreement, and notice of their contents (other than by express reference in the Due Diligence Memorandum) will in no way limit the Company’s other obligations or the Purchasers’ other rights under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE NON-COMPANY
PARTIES

Each of the Non-Company Parties, severally and not jointly, hereby represents and warrants:

Section 4.1.                      Organization.

Such Non-Company Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 4.2.                      Authorization.

Such Non-Company Party has full entity power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Non-Company Party Ancillary Documents”), to perform its obligations under this Agreement and the Non-Company Party Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Non-Company Party Ancillary Documents.  The execution and delivery of this Agreement and the Non-Company Party Ancillary Documents by such Non-Company Party, the performance by such Non-Company Party of its obligations under this Agreement and the Non-Company Party Ancillary Documents and the consummation of the transactions provided for in this Agreement and the Non-Company Party Ancillary Documents have been duly and validly authorized by all necessary action on the part of such Non-Company Party.  This Agreement has been and, as of the Closing Date, the Non-Company Party Ancillary Documents will be, duly executed and delivered by such Non-Company Party, and do or will, as the case may be, constitute the valid and binding agreements of such Non-Company Party, enforceable against such Non-Company Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3.                      Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Non-Company Party Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Non-Company Party Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Non-Company Party Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, Order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of such Non-Company Party, (b) any material Contract to which such Non-Company Party is a party, (c) any Order of any Governmental Entity to which such Non-Company Party is a party or by which such Non-Company Party or any of its properties is bound or (d) any Permit, Law or arbitration award of any court or Governmental Entity or agency applicable to such Non-Company Party, that in any case would not be reasonably likely to prevent or materially delay the performance by such Non-Company Party of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 4.4.                      Brokers, Finders and Investment Bankers.

Neither such Non-Company Party nor any Affiliate of such Non-Company Party, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.5.                      Legal Proceedings.

There are no Proceedings (or any basis therefor) pending, or, to the knowledge of any Non-Company Party, threatened against, any Non-Company Party or any of their respective Subsidiaries or Controlled Affiliates relating to or involving the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants:

Section 5.1.                      Organization.

Such Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 5.2.                      Authorization.

Such Purchaser has full entity power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by such Purchaser, the performance by such Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary action on the part of such Purchaser.  This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents will be, duly executed and delivered by such Purchaser, and do or will, as the case may be, constitute the valid and binding agreements of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3.                      Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, Order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of such Purchaser, (b) any material Contract to which such Purchaser is a party, (c) any Order of any Governmental Entity to which such Purchaser is a party or by which such Purchaser or any of its properties is bound or (d) any Permit, Law or arbitration award of any court or Governmental Entity or agency applicable to such Purchaser, that in any case would be reasonably likely to prevent or materially delay the performance by such Purchaser of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 5.4.                      Brokers, Finders and Investment Bankers.

Neither such Purchaser nor any Affiliate of such Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.5.                      Investment Representations.

(a)           The Purchased Shares to be issued to such Purchaser pursuant to this Agreement will be acquired by such Purchaser for its own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof.

(b)           Such Purchaser’s financial situation is such that such Purchaser can afford to bear the economic risk of such Purchaser’s investment in the Company for an indefinite period of time, and such Purchaser can afford to suffer the complete loss of such Purchaser’s entire investment in the Company.

(c)           Such Purchaser’s knowledge and experience in financial and business matters are such that such Purchaser is capable of evaluating the merits and risks of the investment in the Company.

(d)           Such Purchaser understands that the purchase of the Purchased Shares pursuant to this Agreement is a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Purchased Shares and that for an indefinite period following the Closing Date there will be no public market for such Purchased Shares and that a public market may never exist therefor, and that, accordingly, it may not be possible for such Purchaser to sell the Purchased Shares in case of emergency or otherwise.

(e)           Such Purchaser is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act.

(f)           Such Purchaser understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of Purchased Shares for investment, or any recommendation or endorsement thereof.

(g)           Such Purchaser acknowledges that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(h)           Such Purchaser expressly acknowledges and agrees that the Company is relying upon such Purchaser’s representations contained in this Agreement.

(i)           Such Purchaser acknowledges that no Purchased Shares are being offered or sold to it by means of any form of general solicitation or general advertising.

Section 5.6.                      Legal Proceedings.

There are no Proceedings (or any basis therefor) pending, or, to the knowledge of the Purchasers, threatened against, the Purchasers or any of their Subsidiaries or Affiliates relating to or involving the transactions contemplated by this Agreement.

Section 5.7.                      Disclaimer.

THE PURCHASERS ACKNOWLEDGE THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY SCHEDULE, CERTIFICATE OR RELATED DOCUMENT DELIVERED BY THE COMPANY OR ANY NON-COMPANY PARTY, NONE OF THE COMPANY, ANY NON-COMPANY PARTY OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO ANY MATTER OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY MATTER THAT HAS BEEN FURNISHED TO THE PURCHASERS OR THEIR ADVISORS, AND (B) THE PURCHASERS HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM ANY PERSON, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY SCHEDULE, CERTIFICATE OR RELATED DOCUMENT, DELIVERED BY THE COMPANY OR ANY NON-COMPANY PARTY PURSUANT TO THIS AGREEMENT.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1.                      Public Announcements.

No Party shall issue any public report, statement or press release or otherwise make any other public statement with respect to this Agreement and the transactions contemplated hereby (an “Announcement”) without the prior written consent (not to be unreasonably withheld or delayed) of the other Parties, except as may be required by (i) a court of competent jurisdiction, (ii) any Governmental Entity having supervisory authority over the business of any Party, (iii) any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order any Party to divulge, disclose or make accessible such information, (iv) applicable Law or (v) the rules of any stock exchange; provided that in the event any Party must issue an Announcement in reliance upon any of the foregoing exceptions set forth in clauses (i) to (v) of this Section 6.1, such Party shall use its commercially reasonable efforts to consult with the other Parties regarding the substance of such Announcement prior to making such Announcement.

Section 6.2.                      Confidentiality.

None of LFC, the RCC Parties, nor the Purchasers shall, without the prior written consent of the Company, divulge, disclose or make accessible to any other Person (other than its professional advisors and partners) any Confidential Information pertaining to the business of the Company and its Subsidiaries, except when required to do so by (i) a court of competent jurisdiction, (ii) any Governmental Entity having supervisory authority over the business of any of the Company or any of its Subsidiaries, (iii) any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order any of LFC, the RCC Parties or the Purchasers to divulge, disclose or make accessible such information, (iv) applicable Law or (v) the rules of any stock exchange.  For purposes of clarification, nothing herein shall preclude Resource America, LFC, the RCC Parties or the Purchasers from (i) disclosing Confidential Information to their respective (A) in the case of Eos, Affiliates (and their respective equityholders, limited partners, advisors, members, prospective investors or other investors and financing sources), so long as such disclosure is not adverse to the Company or its Subsidiaries, and (B) in the case of LFC and the RCC Parties, Controlled Affiliates, so long as such Controlled Affiliate is not engaged in any business that is competitive with the Company or its Subsidiaries and so long as such disclosure is not adverse to the Company or its Subsidiaries, or (ii) distributing announcements in respect of this Agreement and the transactions contemplated hereby, subject to Section 6.1 hereof.

Section 6.3.                      Use of Proceeds.

The aggregate purchase price to be delivered by the Purchasers pursuant to this Agreement shall be applied at the Closing (a) to capitalize the Company’s balance sheet with equity to enable it to access the debt capital markets and support growth in lease originations, (b) to pay certain fees and expenses in connection with the transactions contemplated by this Agreement, (c) to fund working capital requirements in connection with the Company’s operations and (d) to repay the Resource Obligations.

Section 6.4.                      RCC Past Due Payables.

If, on or following forty five (45) calendar days after the Closing Date (the “Payables Test Date”), it is determined by the Company or the Purchasers that any portion of the RCC Past Due Payables have not been satisfied as of the Payables Test Date (the amount of any such unpaid portion, the “Unpaid RCC Past Due Payables Amount”), the RCC Parties shall make a cash contribution to the Company within thirty (30) calendar days after written notice from the Company of the Unpaid RCC Past Due Payables Amount in an amount equal to the Unpaid RCC Past Due Payables Amount, if applicable.

Section 6.5.                      LRF 3 Leases Backstop.

The Company shall provide to the Purchasers within ninety (90) calendar days after the end of each applicable fiscal year of the Company (subject to extension as agreed to by the Purchasers) a balance sheet of LRF 3 prepared by the Auditor (each such audited balance sheet, a “Test Date Balance Sheet”) as of each of December 31, 2011, December 31, 2012 and December 31, 2013 (each such date, a “Test Date” and December 31, 2013, the “Final Test Date”), along with a statement setting forth the Cash Value of LRF 3 Leases (each such statement, a “Test Date Statement”), which Cash Value of LRF 3 Leases shall be derived from the applicable Test Date Balance Sheet.  If the Cash Value of LRF 3 Leases as set forth on any Test Date Statement is less than $ 18,712,803 as of the applicable Test Date (any such deficit, a “Test Date Deficit”), the RCC Parties and Resource America shall, jointly and severally, be obligated to make a cash contribution to the Company within 30 calendar days of notice of such Test Date Deficit in an amount equal to such Test Date Deficit (any such payment, a “Test Date Payment”); provided, however, that if (i) the RCC Parties and/or Resource America make any Test Date Payments as of any Test Date prior to the Final Test Date and (ii) the Test Date Statement as of the Final Test Date sets forth a Cash Value of LRF3 Leases that is greater than or equal to $ 18,712,803, then the Company shall pay to the RCC Parties and/or Resource America, in the aggregate based on such party’s pro rata portion of such Test Date Payments actually made, an amount equal to the lesser of (i) the sum of any prior Test Date Payments and (ii) the difference between the Cash Value of LRF 3 Leases and $18,712,803.  On each Test Date, the Cash Value of LRF 3 Leases shall be increased by an amount equal to all prior Test Date Payments.

Section 6.6.                      Sub-Servicing Fees Backstop.

From and after the Closing, in the event the Sub-Servicing Fees (as such term is defined in the Sub-Servicing Agreement) paid to the Company pursuant to the terms of the Sub-Servicing Agreement are less than one percent (1%) of the net present value of all the Contracts (as such term is defined in the Sub-Servicing Agreement) comprising the portfolio of leases held by each of the LEAF Funds respective borrowing bases under such LEAF Fund’s credit facilities or securitizations (the “Servicing Fee Shortfall”), Resource America shall be obligated to make a cash contribution to the Company, within 10 days of notice of such Servicing Fee Shortfall, to satisfy any such Servicing Fee Shortfall; provided, however, that if (i) Resource America provides the Company with written notice that the Company is in material breach of the Sub-Servicing Agreement and the Company has failed to cure such breach (to the extent such breach is curable) within 30 calendar days following receipt of such written notice by the Company, (ii) the Sub-Servicing Agreement is no longer in effect, (iii) the Company is no longer in the business of servicing equipment leases or (iv) the Company is otherwise prohibited by Law from servicing equipment leases or performing its obligations under the Sub-Servicing Agreement, Resource America shall not be required to provide such backstop.

Section 6.7.                      Servicing Rights; Non-Competition and Non-Solicitation.

(a)           Following the Closing, LFC shall, and shall cause each of the LEAF Funds to, use the Company as their sole and exclusive servicer unless (i) the Company is in material breach of its obligations under the Sub-Servicing Agreement and, following the receipt of written notice from LFC detailing the nature of such breach, the Company has failed to cure such breach, if curable, within sixty (60) calendar days following its receipt of such written notice, (ii) the Sub-Servicing Agreement is no longer in effect, (iii) the Company is no longer in the business of servicing equipment leases or (iv) the Company is otherwise prohibited by Law from servicing equipment leases.

(b)           None of LFC, its Controlled Affiliates or the LEAF Funds shall engage in the business of originating or servicing Financing Contracts; provided, however, that LFC, any Controlled Affiliate and any LEAF Fund may purchase Financing Contracts (on an individual or portfolio basis) that have been originated by third parties or the Company so long as (i) the officers, directors or employees of LFC and its Controlled Affiliates that make the purchasing decisions for LFC, its Controlled Affiliates or the LEAF Funds are not also officers, directors or employees of the Company or its Controlled Affiliates and (ii) none of LFC, its Controlled Affiliates or the LEAF Funds may actively solicit Financing Contracts from any of the vendors or dealers, including their respective captive financing affiliates, with which the Company or any of its Controlled Affiliates maintains a written program agreement or is actively pursuing such a program agreement that are set forth on Schedule 6.7(b) of the Due Diligence Memorandum (each, a “Prohibited Vendor”).  The Company shall appropriately modify Schedule 6.7(b) of the Due Diligence Memorandum (i) if the Company or any of its Controlled Affiliates no longer maintains a written program agreement or is no longer actively pursuing such a program agreement with a Prohibited Vendor, or (ii) to, in good faith, add new Prohibited Vendors, in each case by providing written notice to LFC.  Neither Resource America nor LFC or its Controlled Affiliates will raise any new funds or capital to originate or invest in Financing Contracts.  In the event an irreconcilable conflict arises between LFC and the Company which prevents the officers, directors or employees of LFC from acting in their fiduciary capacity to LCC and such failure to act is adverse to LCC, as reasonably determined by the Eos Directors in good faith, all officers, directors and employees of LFC that are also officers, directors or employees of the Company shall immediately resign their positions with LFC.

(c)           For the period from the date hereof until the date the applicable restricted party no longer holds (directly or indirectly) at least fifteen percent (15%) of the Equity Securities of the Company held by such restricted party as of the date hereof (such period, the “Restricted Period”), none of (i) RCC and its Controlled Affiliates, (ii) Resource America and its Controlled Affiliates (other than LFC and the LEAF Funds) nor (iii) Eos and its Controlled Affiliates shall directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person, engage in or assist any other Person to engage in the Subject Business; provided, however, that notwithstanding anything herein to the contrary, during the Restricted Period:

(i)              the restrictions set forth in this Section 6.7(c) shall terminate as to (i) RCC and its Controlled Affiliates and Eos and its Controlled Affiliates upon the consummation of a Change in Control of RCC and (ii) Resource America and its Controlled Affiliates and Eos and its Controlled Affiliates upon the consummation of a Change in Control of Resource America; provided, that such Change of Control is not entered into with the purpose of circumventing the restrictions set forth in this Section 6.7(c);

(ii)              each of (i) RCC and its Controlled Affiliates, (ii) Resource America and its Controlled Affiliates (other than LFC and the LEAF Funds) and (iii) Eos and its Controlled Affiliates shall be permitted to, directly or indirectly, make an investment in any Person, so long as no more than 10% of such Person’s total consolidated revenues in the last fiscal year ending or the trailing twelve months prior to the closing date of such investment are attributable to the Subject Business and so long as no more than 10% of such Person’s total projected consolidated revenues for the following fiscal year beginning on the closing date of such investment are attributable to the Subject Business;

(iii)              each of (i) RCC and its Controlled Affiliates, (ii) Resource America and its Controlled Affiliates (other than LFC and the LEAF Funds) and (iii) Eos and its Controlled Affiliates shall be permitted to, directly or indirectly, make a Permitted Debt Investment;

(iv)              each of (i) RCC and its Controlled Affiliates, (ii) Resource America and its Controlled Affiliates (other than LFC and the LEAF Funds) and (iii) Eos and its Controlled Affiliates shall be permitted to acquire any equity in any Pooled Investment Vehicle managed by an independent investment adviser that may invest in or otherwise allocate capital to the Subject Business, so long as (A) with respect to RCC and its Controlled Affiliates, RCC and its Controlled Affiliates do not direct, influence or have any involvement in the investment decisions of such Pooled Investment Vehicle, (B) with respect to Resource America and its Controlled Affiliates (other than LFC and the LEAF Funds), Resource America and its Controlled Affiliates (including LFC and the LEAF Funds) do not direct, influence or have any involvement in the investment decisions of such Pooled Investment Vehicle and (C) with respect to Eos and its Controlled Affiliates, Eos and its Controlled Affiliates do not direct, influence or have any involvement in the investment decisions of such Pooled Investment Vehicle;

(v)              subject to the restrictions set forth in Section 6.7(b) hereof, Resource America, LFC, LEAF Funding and LEAF Asset Management, LLC shall be permitted to operate and manage the LEAF Funds;

(vi)              notwithstanding any other provision contained in this Section 6.7(c), each of (i) RCC and its Controlled Affiliates, (ii) Resource America and its Controlled Affiliates (other than LFC and the LEAF Funds) and (iii) Eos and its Controlled Affiliates shall be permitted to be passive owners of not more than five percent (5.0%) of the outstanding stock of any class of a corporation engaged in the Subject Business which is publicly traded, so long as such Party has no active participation in the business of such corporation;

(vii)              each of (i) RCC and its Controlled Affiliates, (ii) Resource America and its Controlled Affiliates (other than LFC and the LEAF Funds) and (iii) Eos and its Controlled Affiliates shall be permitted to engage in the Subject Business solely with respect to leases, loans or notes that are used to finance equipment used directly in the production or processing of oil or natural gas; and

(viii)              notwithstanding the foregoing, the restrictions set forth in this Section 6.7(c) shall automatically terminate and be of no further force or effect upon the closing of an IPO.

(d)           Notwithstanding any other provisions contained herein, it is understood and agreed that the remedy of indemnity payments pursuant to Article X and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 6.7 hereof.  The applicable Party shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants contained in Section 6.7 hereof.

(e)           During the Restricted Period, each of RCC and its Controlled Affiliates, Resource America and its Controlled Affiliates and Eos and its Controlled Affiliates agrees that it shall not, directly or indirectly through any Affiliate or through or on behalf of any other Person: (i) solicit or encourage any employee of the Company or its Subsidiaries to leave the employ of the Company or such Subsidiary, as applicable, or hire, or participate in the hiring of, any person who was an employee of the Company or its Subsidiaries or (ii) solicit or encourage any vendor, dealer or other business relation of the Company or its Subsidiaries to cease doing business, or reduce any portion of its business, with the Company or such Subsidiary, or in any way interfere with the relationship between any such vendor, dealer or business relation, on the one hand, and the Company or its Subsidiaries, on the other hand.  Notwithstanding the foregoing, the restrictions set forth in clause (i) of the immediately preceding sentence shall not prohibit RCC and its Controlled Affiliates, Resource America and its Controlled Affiliates or Eos and its Controlled Affiliates from placing general advertisements or using general search firm services so long as such general solicitations are not targeted, directly or indirectly, toward any employee of the Company or its Subsidiaries; provided, however, none of the foregoing Parties may hire, participate in the hiring of, or enter into any consulting arrangement with, any employee of the Company or its Subsidiaries under any circumstances.  Notwithstanding the foregoing each of RCC and its Controlled Affiliates and Resource America and its Controlled Affiliates may hire any person who was terminated by the Company or its Subsidiaries so long as  such person was employed in an accounting or legal department.

Section 6.8.                      Servicing Fees from the 2010-2 Securitization.

(a)           From and after the Closing Date, TRS will remit to the Company, within 10 calendar days of its receipt thereof, all Servicer Fees, Servicing Charges, unreimbursed Collection Costs (as each such term is defined in the 2010-2 Indenture) and any other fees, expenses, reimbursements or payments (the “2010-2 Servicing Payments”) it receives pursuant to the 2010-2 Servicing Agreement, including Section 3.08 thereof, or the 2010-2 Indenture, including Section 13.03(c) thereof.  Notwithstanding the foregoing, reimbursements of Transferor Advances (as defined in the 2010-2 Indenture) shall not be covered by this Section 6.8(a).

(b)           LFC acknowledges and agrees that the Company will receive all amounts described in the preceding paragraph as compensation for sub-servicing the 2010-2 Servicing Agreement, and LFC relinquishes any claims LFC may have on or to the amounts described in Section 6.8(a) hereof as servicer under the 2010-2 Servicing Agreement.  LFC further agrees that if LFC receives any 2010-2 Servicing Payments, it will remit such 2010-2 Servicing Payments within 10 calendar days of its receipt thereof, and if LFC is entitled to any 2010-2 Servicing Payments and does not receive such payments, LFC will execute all such further instruments and agreements which the Company reasonably believes are necessary to assign LFC’s rights to such payment to the Company.

Section 6.9.                      Fiscal Year of the Company. Following the Closing Date, the Company shall take all necessary action to change its fiscal year end to December 31.

Section 6.10.                      Moberly Property.  LFC and the Company agree to take all action necessary to transfer the ownership of the Moberly Property to the Company within thirty (30) calendar days following the Closing Date.

ARTICLE VII
TAX MATTERS

Section 7.1.                      Cooperation.

From and after the Closing, the Purchasers and the Company shall (and shall cause their respective Controlled Affiliates to) (a) assist in the preparation and timely filing of any Tax Return of the Company or any of its Subsidiaries; (b) assist in any audit or other Proceeding with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries; (c) make available any information, records or other documents relating to any Taxes or Tax Returns of any of the Company’s Subsidiaries; (d) provide any information required to allow the Purchasers or the Company to comply with any information reporting or withholding requirements contained in the Code or other Laws; and (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

ARTICLE VIII
CLOSING DELIVERIES

Section 8.1.                      Company’s Closing Deliveries.

At the Closing, the Company shall deliver, or shall cause to be delivered, the following items to the Purchasers, each in form and substance reasonably satisfactory to the Purchasers:

(a)           Related Documents.  Duly executed and delivered counterparts to the Related Documents to which any of the Company Parties, the RCC Directors, the Management Parties or the Management Director are a party.

(b)           Consents and Approvals.  Duly executed copies of the consents and approvals set forth on Schedule 8.1(b) of the Due Diligence Memorandum.

(c)           Revolving Facilities.  Evidence reasonably satisfactory to the Purchasers that the Company has Revolving Facilities of at least $185,000,000.

(d)           Credit Rating.  Evidence reasonably satisfactory to the Purchasers that the Company has obtained a satisfactory credit rating from Moody’s (the determination of whether such rating is satisfactory shall be in the Purchasers’ sole discretion) with respect to the 2011-2 Securitization.

(e)           Affiliate Arrangements.  Evidence reasonably satisfactory to the Purchasers that all receivables and payables between the Company and any of its Affiliates have been satisfied and that all liabilities due to any Person that holds a direct or indirect Equity Interest in the Company have been satisfied.

(f)           Foreign Qualifications.  Evidence reasonably satisfactory to the Purchasers that the Company has filed the necessary forms to qualify to do business in all states where the nature of the business conducted by it makes such qualification necessary.

(g)           Resignations.  Evidence reasonably satisfactory to the Purchasers of the resignation of (1) each of Michael Yecies and Miles Herman as directors of the Company and (2) each Management Party that is an officer and/or director of Resource America, any RCC Party or any of their respective Affiliates (excluding the Company and its Subsidiaries), except that with respect to clause (2):

(i)              neither of Crit DeMent nor Robert Moskovitz will resign as officers from LFC;

(ii)              neither of Crit DeMent nor Miles Herman will resign as directors from LFC;

(iii)              none of Crit DeMent, Robert Moskovitz or James Grant will resign as officers from LEAF Funding;

(iv)              neither of Crit DeMent nor Miles Herman will resign as directors of LEAF Funding;

(v)              neither of Crit DeMent nor Robert Moskovitz will resign as officers from LEAF Asset Management, LLC; and

(vi)              neither of Crit DeMent nor Miles Herman will resign as directors from LEAF Asset Management, LLC.

(h)           Restated Certificate.  Evidence reasonably satisfactory to the Purchasers that the Restated Certificate has been filed with the Secretary of State of the State of Delaware and is in full force and effect.

(i)           Secretary’s Certificate.  A certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying as to (i) the certificate or articles of incorporation, organization or formation of the Company and each of its Subsidiaries and the bylaws, limited liability company agreement or similar operating agreement of the Company and each of its Subsidiaries, (ii) resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the Company Ancillary Documents and (iii) the incumbency of the Company’s officers executing this Agreement and the Company Ancillary Documents;

(j)           Other Officer’s Certificates.

(i)              A certificate, dated as of the Closing Date, signed by the Secretary of LFC, certifying as to (i) the certificate or articles of incorporation of LFC and the bylaws or similar governing documents of LFC, (ii) resolutions of the board of directors of LFC authorizing the execution, delivery and performance by LFC of this Agreement and each Non-Company Parties Ancillary Document to which it is a party and (iii) the incumbency of LFC’s officers executing this Agreement and the Related Documents, as applicable;

(ii)              A certificate, dated as of the Closing Date, signed by the Secretary of each of the RCC Parties, certifying as to (i) the certificate or articles of incorporation of each of the RCC Parties and the bylaws or similar governing documents of each of the RCC Parties, (ii) resolutions of the board of directors of each RCC Party authorizing the execution, delivery and performance by each RCC Party of this Agreement and each Non-Company Parties Ancillary Document to which each is a party and (iii) the incumbency of the RCC Parties’ officers executing this Agreement and the Related Documents, as applicable;

(iii)              A certificate, dated as of the Closing Date, signed by the Secretary of Resource America, certifying as to (i) the certificate or articles of incorporation of Resource America and the bylaws or similar governing documents of Resource America, (ii) resolutions of the board of directors of Resource America authorizing the execution, delivery and performance by Resource America of this Agreement and each Non-Company Parties Ancillary Document to which it is a party and (iii) the incumbency of Resource America’s officers executing this Agreement and the Related Documents, as applicable;

(k)           Good Standing Certificates.  A certificate of the Secretary of State (or other applicable office) in which each Company Party, the Company and each of the Company’s Subsidiaries is organized, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of each such entity;

(l)           Governmental Filings.  Copies of all filings and/or notices made by the Company and its Subsidiaries with Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents;

(m)           U.S. Real Property Interests.  A properly completed and duly executed certificate of the Company dated as of the Closing Date certifying that less than 50% of the Company’s assets represent “United States real property interests” within the meaning of Section 897(c) of the Code; and

(n)           Other Documents.  All other documents required to be entered into by the Company pursuant to this Agreement or reasonably requested by the Purchasers necessary to consummate the transactions contemplated by this Agreement.

Section 8.2.                      Purchasers’ Closing Deliveries.

At the Closing, the Purchasers shall deliver, or cause to be delivered, the following items to the Company, as applicable, each in a form and substance reasonably satisfactory to the Company:

(a)           Purchase Price.  Each Purchaser shall deliver to the Company the aggregate purchase price for such Purchaser’s Purchased Shares, paid in accordance with Section 2.2; and

(b)           Related Documents.  Duly executed and delivered copies of the Related Documents to which any Purchaser or any of its Affiliates is a party.

(c)           Other Documents.  All other documents required to be entered into by the Purchasers pursuant to this Agreement or reasonably requested by the Company necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX
CLOSING

The consummation of the transactions contemplated by this Agreement are referred to in this Agreement as the “Closing.”  The “Closing Date” will occur on the date hereof, or on such other date as the Parties may agree.  The Closing will take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, or at such other place as the parties may agree.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1.                      Survival.

The respective representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive until the earlier of (i) ninety (90) calendar days following the delivery of the Company’s audited financial statements by the Company’s independent auditors for the fiscal year ended December 31, 2012 and (ii) two (2) years following the Closing.  The representations and warranties of the Company, the Non-Company Parties and the Purchasers contained in or made pursuant to this Agreement shall in no way be affected by (a) any investigation of the subject matter thereof made (or capable of being made) by or on behalf of any party to this Agreement or (b) the knowledge of any breach of any Party.  Notwithstanding anything to the contrary contained herein, (x) the Company Fundamental Representations, the Non-Company Party Representations and the Purchaser Fundamental Representations shall survive the Closing indefinitely, (y) the Statutory Representations shall survive the Closing until 60 days after the expiration of the applicable statute of limitations and (z) the covenants contained in or made pursuant to this Agreement shall survive the Closing until fully performed pursuant to their terms.

Section 10.2.                      Indemnification.

(a)           Indemnification by the Company.

(i)              Subject to the limitations set forth in Section 10.2(f) hereof, effective at and after the Closing, the Company shall indemnify the Purchaser Group against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by any such Person arising out of or in connection with (i) any misrepresentation or breach of the Company General Representations (it being understood and agreed that for purposes of determining whether any such inaccuracy or breach has occurred, all such representations and warranties of the Company that are qualified as to materiality or Material Adverse Effect shall be deemed to be not so qualified) or (ii) any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement.

(ii)              The Company’s indemnification obligations set forth in Section 10.2(a)(i) hereof shall be satisfied at the option of the Purchasers, in their sole discretion, (a) by the payment in cash to the Purchasers of an amount equal to the indemnifiable Losses or (b) by the issuance of shares of Series C Preferred Stock to the Purchasers in a face amount equal to the amount of the indemnifiable Losses.  In connection with the foregoing, and upon written notice to the Company by the Purchaser Group, the Company agrees to take all actions necessary to issue such shares of Series C Preferred Stock, including authorizing the Certificate of Designations and filing such Certificate of Designations with the Delaware Secretary of State.

(b)           Indemnification by Resource America and LFC.  Effective at and after the Closing, Resource America and LFC shall, jointly and severally, indemnify the Company against, and agree to hold it harmless from, any and all Losses incurred or suffered by the Company arising out of or in connection with (i) any misrepresentation or breach of any Company Fundamental Representation, (ii) any misrepresentation or breach of any Non-Company Party Representation made by Resource America or LFC, (iii) subject to the limitations set forth in Section 10.2(f) hereof, any misrepresentation or breach of Section 3.12 or Section 3.14 (but solely with respect to the LEAF Financing Contracts) (it being understood and agreed that in the case of clauses (i), (ii) and (iii), for purposes of determining whether any such inaccuracy or breach has occurred, all such representations and warranties that are qualified as to materiality shall be deemed to be not so qualified) or (iv) any breach of any covenant or agreement made or to be performed by Resource America or LFC pursuant to this Agreement.  The indemnification obligations of Resource America and LFC set forth in this Section 10.2(b) shall be satisfied by the payment in cash to the Company of an amount equal to the indemnifiable Losses.

(c)           Indemnification by the RCC Parties.  Effective at and after the Closing, the RCC Parties shall, jointly and severally, indemnify the Company against, and agree to hold it harmless from, any and all Losses incurred or suffered by the Company arising out of or in connection with (i) any misrepresentation or breach of any Non-Company Party Representation made by any RCC Party (it being understood and agreed that in the case of this clause (i), for purposes of determining whether any such inaccuracy or breach has occurred, all such representations and warranties that are qualified as to materiality shall be deemed to be not so qualified) or (ii) any breach of any covenant or agreement made or to be performed by any RCC Party pursuant to this Agreement.  The indemnification obligations of the RCC Parties set forth in this Section 10.2(c) shall be satisfied by the payment in cash to the Company of an amount equal to the indemnifiable Losses.

(d)           Indemnification by the Purchasers.  Subject to the limitations set forth in Section 10.2(f) hereof, effective at and after the Closing, the Purchasers shall, jointly and severally, indemnify the Company against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by the Company Parties arising out of or in connection with (i) any misrepresentation or breach of the Purchaser Representations (it being understood and agreed that for purposes of determining whether any such inaccuracy or breach has occurred, all such representations and warranties of the Purchasers that are qualified as to materiality shall be deemed to be not so qualified) or (ii) any breach of any covenant or agreement made or to be performed by the Purchasers pursuant to this Agreement.  The indemnification obligations of the Purchaser Group set forth in this Section 10.2(d) shall be satisfied by the payment in cash to the Company of an amount equal to the indemnifiable Losses.

(e)           Procedures.

(i)              Third Party Claims.  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Section 10.2 in respect of, arising out of or involving a claim made by any Person against the indemnified party (a “Third Party Claim”), such Indemnified Party must notify the Person providing indemnification under this Section 10.2 (the “Indemnifying Party”) in writing (and in reasonable detail) of such Third Party Claim promptly following receipt by such Indemnified Party of notice of such Third Party Claim; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder, except to the extent that (and only to the extent that) the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(ii)              Assumption.  If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, so long as such counsel is not reasonably objected to by the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above).  Notwithstanding any provision herein to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of such Third Party Claim, and will pay the reasonable fees and expenses of counsel employed by the Indemnified Party, if (i) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in connection with such Third Party Claim and (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party, after being requested in writing by the Indemnified Party, of the Indemnifying Party’s financial capacity and/or intent to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim, if required to do so by the terms of this Agreement.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention, and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party, of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, the cost of which shall constitute Losses.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld) except where such settlement, compromise or discharge (a) involves only the payment of money damages, (b) does not impose an injunction or other equitable relief upon the Indemnifying Party, (c) does not contain any term that in any manner affects, restrains or interferes with the business of the Indemnifying Party, (d) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party and (e) includes a complete release of the Indemnifying Party from all liability in connection with  such Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party recommends and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnified Party completely in connection with such Third Party Claim.

(iii)              Direct Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under this Section 10.2 that does not involve a Third Party Claim being asserted or sought to be collected from such Indemnified Party (a “Direct Claim”), the Indemnified Party shall promptly deliver notice of such Direct Claim to the Indemnifying Party, specifying in reasonable detail the nature of such Direct Claim and the amount asserted (or an estimate thereof).  Subject to Sections 10.1 and 10.2(g) hereof, the failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnified Party from any liability that it may have to such Indemnified Party under this Section 10.2, except to the extent (and only to the extent that) that the Indemnifying Party demonstrates that it has been actually and materially prejudiced by such failure.  If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 10.2, such Direct Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 10.2 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.

(f)           Limitations on Indemnification.

(i)              Notwithstanding anything to the contrary in this Agreement, the Company shall not be liable for any Losses indemnifiable pursuant to Section 10.2(a)(i) hereof (i) unless the aggregate amount of all such Losses indemnifiable pursuant to Section 10.2(a)(i) hereof for which indemnification is sought exceeds on a cumulative basis $500,000 (the “Company Deductible”), and then only to the extent of such excess, (ii) unless the Losses for any individual item for which indemnification is sought exceed $25,000 (any such item not exceeding $25,000 shall not be aggregated for purposes of clause (i) above, but any such items exceeding $25,000 shall be aggregated for purposes of clause (i) above) and (iii) in the aggregate in excess of $4,500,000 above the Company Deductible.

(ii)              Notwithstanding anything to the contrary in this Agreement, Resource America and LFC shall not collectively be liable for any Losses indemnifiable pursuant to Section 10.2(b)(iii) hereof (i) unless the aggregate amount of all such Losses indemnifiable pursuant to Section 10.2(b)(iii) hereof for which indemnification is sought exceeds on a cumulative basis $250,000 (the “REXI/LFC Deductible”), and then only to the extent of such excess, (ii) unless the Losses for any individual item for which indemnification is sought exceed $25,000 (any such item not exceeding $25,000 shall not be aggregated for purposes of clause (i) above, but any such items exceeding $25,000 shall be aggregated for purposes of clause (i) above) and (iii) in the aggregate in excess of $1,000,000 above the REXI/LFC Deductible.

(iii)              Notwithstanding anything to the contrary in this Agreement, the Purchasers (collectively) shall not be liable for any Losses indemnifiable pursuant to Section 10.2(d)(i) hereof (i) unless the aggregate amount of all such Losses indemnifiable pursuant to Section 10.2(d)(i) hereof for which indemnification is sought exceeds on a cumulative basis $750,000 (the “Purchaser Deductible”), and then only to the extent of such excess, (ii) unless the Losses for any individual item for which indemnification is sought exceed $25,000 (any such item not exceeding $25,000 shall not be aggregated for purposes of clause (i) above, but any such items exceeding $25,000 shall be aggregated for purposes of clause (i) above) and (iii) in the aggregate in excess of $5,500,000 above the Purchaser Deductible.  Notwithstanding anything to the contrary in this Agreement, none of the limitations set forth in this Section 10.2(f)(iii) shall apply to any misrepresentation or breach of the Purchaser Fundamental Representations (it being understood and agreed that for purposes of determining whether any such inaccuracy or breach has occurred, all such representations and warranties of the Purchasers that are qualified as to materiality shall be deemed to be not so qualified).

(g)           Termination of Indemnification.  The obligations to indemnify and hold harmless any Party pursuant to this Section 10.2 shall terminate when the applicable representation or warranty or applicable agreement or covenant terminates pursuant to Section 10.1 hereof.  Notwithstanding the foregoing, if, prior to the close of business on the date of expiration of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

(h)           Exclusive Remedy.

(i)              Except with respect to (a) matters covered by Article VI hereof, pursuant to which specific performance shall be available, (b) matters related to the Related Documents and (c) fraud, gross negligence or willful misconduct, the Purchasers right to indemnification under this Agreement constitutes the Purchasers’ sole and exclusive remedy with respect to all claims relating to this Agreement, including (x) any inaccuracy in, or any breach of, any representation or warranty or any covenant or agreement of the Company or any Non-Company Party, as applicable, in this Agreement or in any certificate delivered by the Company or any Non-Company Party, as applicable, and (y) any failure by the Company or any Non-Company Party, as applicable, to perform any covenant, agreement, obligation or undertaking in this Agreement.

(ii)              The Company Parties’ right to indemnification under this Agreement constitutes the Company Parties’ sole and exclusive remedy with respect to all claims relating to this Agreement, including (i) any inaccuracy in, or any breach of, any representation or warranty or any covenant or agreement of the Purchasers in this Agreement or in any certificate delivered by the Purchasers and (ii) any failure by the Purchasers to perform any covenant, agreement, obligation or undertaking in this Agreement.

(i)           Any indemnification payment made hereunder shall be treated as an adjustment to the aggregate purchase price paid in respect of the Purchased Shares.

Section 10.3.                      Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To the Company:	LEAF Commercial Capital, Inc.
One Commerce Square
2005 Market Street, 14th Floor
Philadelphia, Pennsylvania 19103
Email: cdement@LEAFnow.com
Facsimile: (215) 640-6330
Attn: Crit DeMent

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Email: guarcini@ballardspahr.com
Fax: (215) 864-8999
Attn: Gerald J. Guarcini

To LFC:                                  c/o LEAF Commercial Capital, Inc.
One Commerce Square
2005 Market Street, 15th Floor
Philadelphia, Pennsylvania 19103
Email: cdement@LEAFnow.com

Facsimile: (215) 640-6330
Attn: Crit DeMent

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Email: guarcini@ballardspahr.com
Fax:  (215) 864-8999
Attn: Gerald J. Guarcini

To the RCC Parties:                 c/o Resource Capital Corp.
712 Fifth Avenue, 12th Floor
New York, NY  10019
Attn:  David Bryant

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
620 Eighth Avenue
The New York Times Building
New York, New York 10018
Email: sinfante@cov.com
Fax: (646) 441-9039
Attn: Stephen A. Infante

To Resource America:             Resource America, Inc.
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA  19112
Attn:  Thomas Elliott

To any Purchaser:                    c/o Eos Partners, L.P.
320 Park Avenue
New York, New York  10022
Email: bmoore@eospartners.com
Facsimile: (212) 832-5815
Attn:  Brendan Moore

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Email: bvaiana@winston.com

Fax: (212) 294-4700
Attn: Bradley C. Vaiana

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.  Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 10.4.                      Assignment; Successors in Interest.

No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that any Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of such Purchaser.  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

Section 10.5.                      Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 10.6.                      Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to schedules are references to schedules to this Agreement.

Section 10.7.                      Controlling Law.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to its choice of law rules (other than Section 5-1401 of the New York General Obligations Law).

Section 10.8.                      Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  The Parties agree that, after a legal dispute is before a court as specified in this Section 10.9, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 10.9.                      WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10.                   Expenses.

The Company shall bear the cost of all investment banking, legal and accounting fees, including a $1,500,000 investment banking fee payable to FBR Capital Markets, incurred on behalf of the Company and its shareholders in connection with, or related to, the transactions contemplated by this Agreement, in an aggregate amount not to exceed $2,000,000.  In addition, the Company shall reimburse the Purchasers at Closing for all fees and expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement, including due diligence, legal fees, accounting fees, travel expenses and other out-of-pocket expenses.

Section 10.11.                    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 10.12.                    Counterparts; Facsimile Signatures.

This Agreement may be executed and delivered by facsimile or portable document format (.pdf) in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 10.13.                    Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies or Liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 10.14.                    Amendments; Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto; provided, however, (i) any Purchaser may execute an amendment or waiver on behalf of all of the Purchasers, (ii) either Resource America or LFC may execute an amendment or waiver on behalf of such other party and (iii) either RCC Party may execute an amendment or waiver on behalf of such other RCC Party.  A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.15.                    Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement.

Section 10.16.                    Cooperation Following the Closing.

Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement.

Section 10.17.                    Interpretation; Construction.

(a)           The term “Agreement” means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa.  The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(b)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any fact or item disclosed on any schedule or in the Due Diligence Memorandum to this Agreement shall be deemed disclosed on all other schedules, as applicable to such Party, to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies.  Any fact or item disclosed on any schedule or in the Due Diligence Memorandum hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

COMPANY

LEAF COMMERCIAL CAPITAL, INC.

By:   /s/ Crit DeMent
 Name:  Crit DeMent
 Title:     CEO

LFC

LEAF FINANCIAL CORPORATION

By:   /s/ Crit DeMent
 Name:  Crit DeMent
 Title:     CEO

[Signature Page to Stock Purchase Agreement]

RCC PARTIES

RESOURCE TRS, INC.

By:   /s/ Jeffrey D. Blomstrom
 Name:  Jeffrey D. Blomstrom
 Title:    Seinor Vice President

RESOURCE CAPITAL CORP.

By:   /s/ Jeffrey D. Blomstrom
 Name:  Jeffrey D. Blomstrom
 Title:    Seinor Vice President

RESOURCE AMERICA

RESOURCE AMERICA, INC.

By:   /s/ Michael S. Yecies
 Name:  Michael S. Yecies
 Title:    Seinor Vice President, Chief Legal Officer and Secretary

[Signature Page to Stock Purchase Agreement]

PURCHASERS

EOS PARTNERS, L.P.,
a Delaware limited partnership

By:	EOS GENERAL, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: Manager

EOS CAPITAL PARTNERS III, L.P.,
a Delaware limited partnership

By:	ECP GENERAL III, L.P.,
a Delaware limited partnership,
its general partner

	By:	ECP III, LLC,
a Delaware limited liability company,
its general partner

		By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: President

EOS CAPITAL PARTNERS IV, L.P.,
a Delaware limited partnership

By:	ECP GENERAL IV, L.P.,
a Delaware limited partnership,
its general partner

	By:	ECP IV, LLC,
a Delaware limited liability company,
its general partner

		By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: President

[Signature Page to Stock Purchase Agreement]

Schedule A

Purchasers	Purchased Shares	Purchase Price
Eos Capital Partners III, L.P. c/o Eos Partners, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Brendan Moore	12,950	$12,950,000

Eos Capital Partners IV, L.P. c/o Eos Partners, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Brendan Moore	28,050	$28,050,000

Eos Partners, L.P. c/o Eos Partners, L.P. 320 Park Avenue New York, New York 10022 Telephone: (212) 832-5800 Facsimile: (212) 832-5815 Attn: Brendan Moore	9,000	$ 9,000,000

Schedule B

Knowledge

Crit DeMent

Miles Herman

Robert Moskovitz

Brian Kestenbaum

Exhibit A

CERTIFICATE OF DESIGNATIONS
OF
SERIES C REDEEMABLE PREFERRED STOCK
OF
LEAF COMMERCIAL CAPITAL, INC.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

The undersigned officer of LEAF Commercial Capital, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the resolutions set forth below were duly adopted by the written consent of the Board of Directors of the Corporation in lieu of a meeting pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation.

The Board of Directors adopted the resolutions set forth below authorizing the designation of [_____] shares of a new class of stock designated Series C Redeemable Preferred Stock, and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of the Series C Redeemable Preferred Stock.

The resolutions adopted by the Board of Directors are as follows:

RESOLVED, that the designation of [_____] shares of the Corporation’s [______] authorized shares of preferred stock, par value $0.001 per share, as Series C Redeemable Preferred Stock (the “Series C Preferred Stock”) is hereby authorized and approved; and

RESOLVED, that notwithstanding anything set forth in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) to the contrary, the number, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series C Preferred Stock are to be fixed as follows:

1.           Definitions.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Certificate or in Section 7 hereof.

2.           Designation and Rank.  [_____] shares of preferred stock, par value $0.001 per share, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as “Series C Redeemable Preferred Stock.”

3.           Dividends.

(a)           From and after the date hereof, the Series C Holders, in preference to holders of (a) the Corporation’s Series A Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (b) the Corporation’s Series B Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), (c) the Corporation’s Series D Redeemable Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), (d) the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) and (e) any other class or series of the Corporation’s Equity Securities hereafter created ranking junior to the Series C Preferred Stock (collectively, “Junior Stock”), shall be entitled to receive cumulative dividends (accruing from and after the date of issuance of such share of Series C Preferred Stock) at the Series C Dividend Rate on the Series C Preference Amount, from time to time on such share, which shall compound annually on each outstanding share of Series C Preferred Stock, whether or not such dividends are earned or declared and whether or not sufficient funds are legally available therefor (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such share).

(b)           So long as any share of Series C Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed or otherwise acquired for value by the Corporation or any Subsidiary thereof (except for acquisitions of Equity Securities by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price per share determined in accordance with such agreements) until payment in full of the Series C Preference Amount.  In the event a dividend or other distribution is paid or declared on the Series C Preferred Stock, and such dividend or distribution is insufficient to pay the Series C Holders the full Series C Preference Amount to which such holder shall be entitled, the Series C Holders shall share pro rata in any such dividend or distribution in accordance with their respective Series C Preference Amounts.

4.           Liquidation.

(a)           Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the Series C Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series C Preferred Stock, an amount equal to the Series C Preference Amount before any distribution shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, Common Stock or any other class or series of Junior Stock.  If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series C Holders the full Series C Preference Amount to which such holder shall be entitled, the Series C Holders shall share pro rata in any distribution of assets in accordance with their respective Series C Preference Amounts.

(b)           In the event of a Liquidation involving the sale of shares by stockholders of the Corporation or merger, consolidation or similar stock transaction, the “remaining assets of the Corporation available for distribution” shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Liquidation.  In connection with such a Liquidation, the Corporation shall, concurrently with the consummation of such Liquidation, cause the redemption of all outstanding shares of Series C Preferred Stock for an amount in cash equal to the applicable amount payable with respect to such shares of Series C Preferred Stock under this Section 4 (subject to the priorities and limitations set forth herein).

(c)           If any or all of the proceeds payable to the stockholders of the Corporation in connection with a Liquidation are in a form other than cash or marketable securities, the fair market value of such consideration shall be determined in good faith by the Board of Directors of the Corporation (the “Board”) or, upon the request of any member of the Board, based upon the value as determined by an independent appraiser that is acceptable to the Board.

5.           Optional Redemption.

(a)           Any and all outstanding shares of Series C Preferred Stock shall be subject to optional redemption (“Series C Optional Redemption”) by the Corporation (subject to the restrictions imposed herein and by the DGCL) at any time after the issuance of the Series C Preferred Stock (any such date the Corporation exercises such redemption right being referred to henceforth as an “Series C Optional Redemption Date”) at a purchase price per share equal to the Series C Preference Amount as of any such Series C Optional Redemption Date (such amount being referred to henceforth as the “Series C Redemption Price”).

(b)           The Series C Optional Redemption shall be accomplished using the procedures set forth below:

(i)           The Corporation shall give notice to the holder of the shares of Series C Preferred Stock to be redeemed (the “Series C Optional Redemption Shares”) as required by the DGCL.  Any notice provided by the Corporation shall contain the information required by the DGCL.  If the Corporation exercises its right to effect a Series C Optional Redemption in accordance with this Section 5, the Corporation may redeem all or any portion of the shares of Series C Preferred Stock then outstanding.  The Series C Optional Redemption Shares shall be redeemed upon payment by the Corporation to the holder of such Series C Optional Redemption Shares of the Series C Redemption Price applicable to such Series C Optional Redemption Shares as set forth in Section 5(a).  Any Series C Optional Redemption hereunder shall be subject to restrictions imposed by the DGCL regarding the circumstances under which such Series C Optional Redemption may be effected.

(ii)           If the Corporation redeems less than all of the outstanding shares of Series C Preferred Stock pursuant to this Section 5, the Corporation shall redeem shares of Series A Preferred Stock pro rata in accordance with the number of shares of Series C Preferred Stock then held by the Series C Holders.

(iii)           To facilitate the optional redemption of any shares of Series C Preferred Stock as provided in Section 5(a), the Board shall be authorized to cause the transfer books of the Corporation to be closed not more than sixty (60) days prior to the Series C Optional Redemption Date.  From and after the Series C Optional Redemption Date, all rights of the holder thereof as a stockholder of the Corporation with respect to the Series C Optional Redemption Shares redeemed, except the right to receive the Series C Redemption Price, shall cease and terminate.

(iv)           The holder shall be entitled to receive the Series C Redemption Price upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in subsection (i) of this Section 5 of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.  The Series C Preferred Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series C Preferred Stock.

(v)           No sinking fund will be created for the redemption or purchase of the shares of Series C Preferred Stock.

6.           Voting Rights.  Except as set forth herein or as otherwise required by applicable law, each outstanding share of Series C Preferred Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Series C Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of Series C Preferred Stock shall have the right to vote as a separate class on any amendment of this Section 6 and on any amendment, repeal or modification of any provision of this Certificate of Designations or the Certificate that adversely affects the powers, preferences or special rights of the Series C Holders.  Any action to be taken by a vote of the Series C Preferred Stock shall be authorized by the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock.

7.           Certain Definitions.

(a)           “Series C Dividend Rate” means a cumulative per annum rate equal to eight percent (8%).

(b)           “Series C Holder” means a holder of shares of Series C Preferred Stock.

(c)           “Series C Original Stated Amount” means $1,000 per share of Series C Preferred Stock.

(d)           “Series C Preference Amount” means, as to each share of Series C Preferred Stock that is issued and outstanding, an amount equal to the sum of (i) the Series C Original Stated Amount and (ii) all accrued and unpaid dividends added to the Series C Original Stated Amount which shall accrue from the date of issuance thereof in accordance with Section 3 (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be been signed by [___________], its [___________], and attested by [___________], its [___________], whereby said [___________]affirms, under penalties of perjury, that this Certificate of Designations is the act and deed of the Corporation and that the facts stated herein are true, this [___] day of [___________], 20[__].

LEAF COMMERCIAL CAPITAL, INC.

By:
Name:
Title:

Attest:

By:       __________________________
Name:
            Title: